UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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COHU, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of Annual Meeting and Proxy Statement
2022

We deliver leading-edge solutions to
enable a smarter, safer,
and more connected future

Cohu

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March 25, 2022

Dear Cohu Stockholders,

We cordially invite you to attend the Cohu, Inc. 2022 Annual Meeting of Stockholders (the “Meeting”). The Meeting will be held on Wednesday, May 4, 2022, at 1:00 p.m. Pacific Time. The Meeting will be a completely ‘‘virtual meeting’’ of stockholders. You will be able to attend the Meeting as well as vote and submit your questions during the live webcast of the Meeting by visiting www.virtualshareholdermeeting.com/COHU2022 and entering the 16-digit control number included in our notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

At this year’s annual meeting, stockholders will be asked to elect the two (2) Class 3 nominees named in the attached proxy statement as directors each for a three-year term; to cast an advisory vote to approve our named executive officer compensation, or “Say-on-Pay”; to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock; and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022. The Board of Directors unanimously recommends that you vote in favor of each director nominee and each of these proposals.

Please refer to the proxy statement for detailed information about the annual meeting, each director nominee, and each of the proposals, as well as voting instructions. Your vote is important, and we strongly urge you to cast your vote as soon as possible by the internet, telephone, or mail, even if you plan to attend the Meeting.

Sincerely yours,

Thomas D. Kampfer

Secretary

Notice of 2022 Annual Meeting of Stockholders

12367 Crosthwaite Circle, Poway, CA 92064 | Telephone: +1-858-848-8000

Category	Details	#	Proposal	Our Board’s Recommendation
Date and Time	Wednesday, May 4, 2022, 1:00 p.m. Pacific Time	1	Election of two (2) Class 3 directors, for a term of three years each	√ FOR each Director Nominee
Place	Meeting will be held virtually	2	Advisory vote to approve our Named Executive Officer compensation, or “Say-on-Pay”	√ FOR
Record Date	Only stockholders of record at the close of business on March 14, 2022, the “Record Date,” are entitled to notice of, and to vote at, the annual meeting	3	Approve an amendment to our Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 60,000,000 to 90,000,000 shares	√ FOR
Proxy and Annual Report Materials IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 4, 2022		4	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022	√ FOR
			Transaction of other business as may properly come before the annual meeting (including any adjournment or postponement thereof)

Our notice of 2022 Annual Meeting of Stockholders, proxy statement, and annual report to stockholders are available at http://materials.proxyvote.com/192576 and on Cohu’s website at www.cohu.com.

Voting

Please vote as soon as possible, even if you plan to attend the annual meeting, on all of the voting matters. You have three options for submitting your vote before the annual meeting:

The proxy statement and the accompanying proxy card provide detailed voting instructions.

IT IS IMPORTANT THAT YOU VOTE to play a part in the future of the Company. Please carefully review the proxy materials for the 2022 Annual Meeting of Stockholders.

By Order of the Board of Directors,

Thomas D. Kampfer

Secretary

Elect Electronic Delivery

Save Time, Money & Trees

As part of our efforts to be an environmentally responsible corporate citizen, we encourage Cohu stockholders to voluntarily elect to receive future proxy and annual report materials electronically.

•  If you are a registered stockholder, please visit www.proxyvote.com for instructions.

•  If you are a stockholder who owns stock through a broker or brokerage account, please opt for e‑delivery at www.proxyvote.com or by contacting your nominee

Date of Distribution This notice, proxy statement and proxy card are first being made available and/or mailed to our stockholders on or about March 25, 2022.

Proxy Statement for 2022 Annual Meeting of Stockholders

TABLE OF CONTENTS

Proxy Statement Summary	Page 1
About Cohu
Fiscal Year 2021 Financial Highlights
Proposals and Voting Recommendations
Summary Information Regarding our Directors
Director Key Requirements, Skills and Experience Highlights
Director Demographic Highlights
Corporate Governance Highlights
Executive Compensation Highlights
ESG Highlights
Stock Ownership	Page 12
Security Ownership of Certain Beneficial Owners and Management
Delinquent Section 16(a) Reports
Governance Matters	Page 13
Corporate Governance
Board of Directors and Committees
Director Independence
Board Structure and Committee Composition
Audit Committee
Compensation Committee
Nominating and Governance Committee
Board Leadership Structure
Risk Oversight
Stockholder Nominees
Director Qualifications
Identifying and Evaluating Nominees for Directors
Executive Sessions
Communications with the Board
Compensation of Directors
Compensation Matters	Page 21
Executive Compensation and Other Information
Compensation Discussion and Analysis
Executive Summary
Compensation Philosophy
Compensation-Setting Process
Compensation Elements
Post-Employment Compensation
Other Compensation Policies
Tax and Accounting Considerations
Compensation Committee Report
Executive Compensation Tables
CEO Pay Ratio
Equity Compensation Awards and Plan Information
Potential Payments Upon Termination or Change in Control
Audit Matters	Page 48
Audit Committee Report
Audit Fees and Services
Certain Relationships and Related Party Transactions
Voting Proposals	Page 52
Proposal No. 1: Election of Directors
Proposal No. 2: Advisory Vote to Approve Named Executive Compensation
Proposal No. 3: Approve an amendment to our Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock
Proposal No. 4: Ratification of Independent Registered Public Accounting Firm
Voting and Meeting Information	Page 60
General Information
Appendices	Page 64

Proxy Statement Summary

To assist you in reviewing the proposals to be acted upon at the annual meeting, we call your attention to the following summarized information about Cohu, the proposals and voting recommendations, our directors, highlights of the directors’ key qualifications, skills and experiences, board composition, corporate governance, executive compensation, and environmental, social and governance (“ESG”) matters. For more information about these topics, please review the complete proxy statement before voting. We also encourage you to read our latest annual report on Form 10-K, which is available at www.cohu.com, and our latest ESG report, which is available at https://www.cohu.com/company-corporate-sustainability. The content of any website or report referred to in this proxy statement is not a part of nor incorporated by reference in this proxy statement unless expressly noted.

We use the terms “Cohu,” the “Company,” “we,” “our,” and “us” in this proxy statement to refer to Cohu, Inc., a Delaware corporation. We also use the term “Board” to refer to the Company’s Board of Directors.

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements that are not statements of historical fact, including statements regarding our ESG plans and goals. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations expressed, including the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission (“SEC”), and specifically the Risk Factors described in our annual report on Form 10-K. You should not place undue reliance on forward-looking statements. We undertake no obligation to update any forward-looking statements.

About Cohu

Cohu is a leading supplier of semiconductor test automation and inspection equipment, micro-electromechanical system (MEMS) test modules, test contactors, thermal sub-systems and semiconductor automated test equipment used by global semiconductor manufacturers and their test subcontractors.

Cohu at a Glance

Global Technology and Market Leader in $6.7 billion(1) Semiconductor Markets

Cohu, Inc. Headquarters, Poway, CA

(1) Source: Gartner, June 2020 and Company 2022 estimates.

Fiscal Year 2021 Financial Highlights

Sales +39% year-over-year

Seventh consecutive year of sales growth

See Appendix A for GAAP to non-GAAP reconciliations

Proposals and Voting Recommendations

Voting Matters	Board Vote Recommendation
Proposal No. 1: Election of Two Class 3 Directors	√ FOR each Nominee
Proposal No. 2: Advisory Vote to Approve Our Named Executive Officer Compensation, or “Say-on-Pay”	√ FOR
Proposal No. 3: Approve an Amendment to our Amended and Restated Certificate of Incorporation Increasing the Number of Authorized Shares of Common Stock from 60,000,000 to 90,000,000 Shares	√ FOR
Proposal No. 4: Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2022	√ FOR
Transaction of other business as may properly come before the annual meeting (including any adjournment or postponement thereof)

Summary Information Regarding Our Directors

You are being asked to vote on the election of two (2) Class 3 director nominees. The following table provides summary information about each nominee as well as the remaining directors that are not standing for election at the 2022 annual meeting.

More detailed biographical information is contained in the “Proposal No. 1: Election of Directors” section below.

Name	Age	Since	Independent (1)	Class and When Term Expires	AC	CC	NGC	Other Current Public Boards
Steven J. Bilodeau	63	2009	Yes	3 -- 2022		C	M
James A. Donahue	73	1999	No	3 -- 2022
Other Directors Not Standing for Election in 2022
William E. Bendush	73	2011	Yes	1 -- 2023	C+		M
Andrew M. Caggia	73	2014	Yes	2 -- 2024	M+		C
Lynne J. Camp (2)	64	2019	Yes	3 -- 2022		M
Yon Y. Jorden	67	2021	Yes	2 -- 2024	M+			Alignment Healthcare, Inc., Capstone Green Energy Corp.
Luis A. Müller	52	2014	No	2 -- 2024				Celestica Inc.
Nina L. Richardson	63	2019	Yes	1 -- 2023		M		Eargo, Inc., Resideo Technologies, Inc., Silicon Laboratories Inc.

(1)	Independence is determined annually by the board of directors in accordance with the company’s corporate governance guidelines and Nasdaq rules.
(2)	Ms. Camp is not standing for re-election and her term will expire as of the meeting date.

AC - Audit Committee	C - Chair
CC - Compensation Committee	M - Member
NGC - Nominating and Governance Committee	+ - Also qualifies as an audit committee financial expert (as determined based on SEC rules)

Director Key Requirements, Skills and Experience Highlights

The following matrix provides information regarding the members of our Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business.

The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.

Key Qualifications, Skills and Experiences of our Directors	Bendush	Bilodeau	Caggia	Camp (1)	Donahue	Jorden	Müller	Richardson
Industry Knowledge – Knowledge of and experience with our semiconductor equipment and broader semiconductor markets	√	√	√	√	√	√	√	√
Public Company Board Experience – Experience as current or former member of other public company boards in technology industries; experience with board governance requirements and practices	√	√	√	√	√	√	√	√

Leadership Experience – Experience as a current or former chief executive officer (“CEO”), president, chief financial officer (“CFO”), chief operating officer and/or general manager of a significant business

	√	√	√	√	√	√	√	√
Customer/Deep Technology Knowledge – Deep knowledge and understanding of semiconductor equipment technologies, including an understanding of our customers’ markets and needs		√			√		√
Global Business Experience – Experience as a current or former business executive of a business with significant global operations and customer base	√	√	√	√	√	√	√	√

Finance and Accounting – Experience as current or former public company executive directly responsible for accounting operations and financial reporting with a level of complexity comparable to the company

	√		√		√	√
Operations – Experience as a current or former senior executive in operational roles, with complex global operations and supply chain		√			√		√	√

Human Capital Management Experience – Experience serving as a member of the compensation committee of a public company, head of human resources, or as direct manager of the head of human resources, or other experience in setting HCM policies in large organizations, including recruiting, retention, compensation, organizational planning and leadership development

	√	√		√	√	√	√	√
Mergers and Acquisitions (“M&A”) Experience – M&A and integration experience (including buy- and sell-side) as a public company officer	√	√	√		√	√	√

Risk Management Experience – Experience serving as a member of the audit committee of a public company, or directly overseeing enterprise risk management or business continuity planning in a large organization, or other experience in managing risk at the enterprise level or in a senior compliance or regulatory role

	√	√	√		√	√	√	√

Additional Qualifications and Information
Tenure on Cohu Board (years) (2)	11	13	8	3	23	1	8	3
Other Current Public Company Boards (3)						2	1	3

(1)	Ms. Camp is not standing for re-election and her term will expire as of the meeting date.
(2)	Measured as of 2022 annual meeting.
(3)	As of March 25, 2022.

Director Demographic Highlights

Cohu is committed to diversity, equity, inclusion and full compliance with applicable laws and regulations governing employment.

We endeavor to create a culture where everyone feels

welcomed, valued and respected.

Our Board values ethnic, cultural, gender, economic, professional and educational diversity in evaluating new Board candidates and seeks to incorporate a wide range of these attributes within Cohu’s Board. The following matrix provides self-disclosed gender and ethnic/racial diversity information regarding our Board.

Cohu Board Diversity Matrix (as of March 25, 2022)

Board Size: 8

Total Number of Directors	8
Gender	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identify	5	3 (1)	-	-
Number of directors who identify in any of the categories below
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	1	-	-
Hispanic or Latinx	1	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	4	2	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Demographic Background Undisclosed	-

Board Diversity (1)

(1)	With Ms. Camp not standing for re-election, as of the meeting date, the Board will have 2 female members, or 28.6%; and members from underrepresented communities will be 28.6%.

Corporate Governance Highlights

Board and Other Governance Information	As of March 25, 2022
Size of Board	8
Number of Independent Directors	6
Number of Directors Who Attended ≥ 75% of Meetings	8
Limitations on Other Public Board and Committee Memberships	Yes
Hedging and Pledging Prohibited	Yes
Voting Standard of Election of Directors	Majority
Plurality Voting Carveout for Contested Elections	Yes
Separate Chair and CEO	Yes
Lead Independent Director	Yes
Independent Directors Meet Without Management Present	Yes
Annual Board and Committee Self-Evaluations	Yes
Annual Independent Director Evaluation of CEO	Yes
Risk Oversight by Full Board and Committees	Yes
Commitment to Board Diversity	Yes
Significant Board Engagement - 42 Board and Committee meetings held in 2021	Yes
Code of Ethics Applicable to Directors	Yes
Stockholder Engagement Program	Yes
Poison Pill	No
Board Oversight of ESG	Yes
Publication of Annual ESG Report on Our Website	Yes
Board Oversight of Cybersecurity Risks	Yes

Executive Compensation Highlights

What We Do

Pay for Performance - Our executive compensation program is designed to pay for performance with 100% of the annual Short-Term Incentive program (STI) tied to company financial, strategic, and operational performance metrics and 50% of the Long-Term Incentive program (LTI) tied to relative total shareholder return (“TSR”) performance.

Balance of Annual and Long-Term Incentives - Our incentive programs provide a balance of annual and long-term incentives.
Different Performance Metrics for Annual and Long-Term Incentive Programs - Our annual and long-term incentive programs use different performance metrics.
Absolute and Relative Performance Metrics - Our annual and long-term incentive programs for executive officers include the use of absolute and relative performance factors.
Three-Year Performance Period for Our Long-Term Incentive Program - Our current long-term incentive program is designed to pay for performance over a period of three years.
Capped Amounts - Amounts that can be earned under the annual and long-term incentive programs are capped.
Minimum Amounts - Amounts under the annual and long-term incentive programs(1) have no guaranteed minimum and can effectively be “zero” for any performance period for unsatisfactory results.

Compensation Recoupment/Clawback Policy - We have a policy pursuant to which incentive compensation awarded to our executive officers is subject to recoupment under certain circumstances if our financial results are restated.

Stock Ownership Guidelines - We have stock ownership guidelines for each of our executive officers and certain other senior executives; each of our named executive officers has met their individual ownership level under the current program or has a period of time remaining under the guidelines to do so.

Independent Compensation Advisor - The Compensation Committee benefits from its utilization of an independent compensation advisor, retained directly by the committee, that provides no other services to the Company.

Say-on-Pay - We annually seek an advisory stockholder vote to approve our named executive officer compensation.
Stockholder Engagement - We engage with stockholders regularly and stockholder advisory firms on an as needed basis to obtain feedback concerning our business.

(1)	Our long-term incentive program was modified in 2021 and, among other changes, a lower achievement minimum of 25% was removed.

What We Don’t Do
Single-Trigger Change in Control Provisions - Our executive change in control policy does not have single-trigger provisions.
Option Repricing - Our stock incentive plans prohibit option repricing without stockholder approval.
Hedging and Pledging Prohibited - We prohibit our employees, including our executive officers and directors, from hedging or pledging any Company securities.
Defined Benefit Pension Plans - We do not currently offer, nor do we have plans to provide, defined benefit pension arrangements for our executive officers.
Perquisites - We provide minimal perquisites and other personal benefits to our executive officers.

Tax Reimbursements - We do not provide any tax reimbursement or gross-up payments on any severance or change in control payments, perquisites or other personal benefits, other than immaterial COBRA reimbursements, standard relocation benefits and tax equalization agreements related to expatriate assignments.

ESG Highlights

Cohu is focused on making a positive contribution to society by creating products that enable healthier lifestyles, greater longevity and a more habitable planet.

Cohu has evaluated its sustainability initiatives under a framework promulgated by the Sustainability Accounting Standards Board (“SASB”).

We strive to operate worldwide in a safe, responsible manner that respects the environment and protects the health and safety of our employees, our customers and the communities where we operate. We also endeavor to conduct our business operations in a manner that preserves the environment, which includes minimizing waste, conserving energy and preventing pollution. We believe an important aspect of our mission is to design products for a positive impact on society where our customers use our test and measurement products to reduce waste and to improve yield and the efficiency of the semiconductor process. Our actions go beyond regulatory compliance and ISO certifications, and some of our 2021 environmental, health and safety highlights include:

●

Continued to increase our transparency through the publication of corporate Sustainability and Human Capital reports. These reports are available on our website at https:// www.cohu.com/corporate-responsibility.

●	Completed our site consolidation plan, reducing principal operating sites from 14 to 10.
●	Achieved 18% reduction in energy to revenue ratio, while growing revenue by 39% year-over-year.
●	Two of our operating sites have on-site solar power and our new Kolbermoor, Germany building is certified as a “KfW Efficiency House 70” energy efficient building.
●	Published for the first time our Scope 1 and 2 Greenhouse Gas Emissions data.
●	Established and published enterprise Sustainability goals.
●	Hired a greater percentage of female employees than our current 28% representation, and 39% of U.S. employees identify as from underrepresented communities.
●	Returned 4.5% of profits globally to eligible non-executive employees, which driven by our record 2021, amounted to $7.8 million.
●	Continued our excellent employee safety record, with a 2021 global recordable incident rate of 0.2, which is 78% below our industry benchmark.

Energy and Waste Management

2021

ESG Strategies

Business and Governance

Corporate responsibility is an integral part of our business strategy and operating philosophy. A firm commitment to ethical behavior is embedded in our business processes and practices. During 2021, we had:

●   No bribery/corruption claims, including no legal proceedings or monetary losses related to bribery/corruption claims

●   No anti-competitive behavior claims, including no legal proceedings or monetary losses related to anti-competitive behavior claims

●   No direct monetary contribution to political campaigns or lobbying

Workplace

Cohu is committed to diversity, equity, inclusion, and full compliance with all applicable laws and regulations governing employment. We endeavor to create a culture where everyone feels welcomed, valued and respected. 39% of our U.S. employees identify as from underrepresented communities. At year-end 2021, Cohu had three female members on its Board of Directors (37.5% of the Board) and two of eight members identify as from underrepresented communities (25% of the Board).

Responsible Supply Chain

Cohu operates a responsible minerals sourcing program, developed to ensure our conformance to the SEC Conflict Minerals rule. A de minimis portion of Cohu’s manufacturing processes utilize critical materials such as Cobalt, Palladium and Rhodium. In such cases, usage is monitored, and buffer stock is maintained. Cohu also utilizes multiple suppliers and maintains second sources where possible.

2021 Energy and Waste Management

●   18% reduction in energy use to revenue ratio, as compared to 2020

●   18% of energy usage was from renewable energy sources

●   Scope 1/2 Emissions were 9,950 Metric Tons CO2-e

●   Waste recycled +4% YoY

●   All hazardous waste disposed of in accordance with local laws and regulations – 44% recycled

●   No hazardous waste spills

Protecting and Improving our Planet

We encourage and partner with our employees to encourage consideration of the health of our Earth. We promote recycling, the use of reusable water bottles, and a bike-to-work program. We have installed energy saving technology for lighting and heating, source green electricity and self-produce energy by photovoltaic systems at certain locations. We are ISO 14001-certified at our facility in Kolbermoor, Germany.

Energy Renewable and Energy Efficient Products

Five of our key customers provide semiconductor solutions to manage and reduce power consumption and enable solar and wind power generation. We are enabling these important technologies including power management devices, controllers, inverters, motor drivers and gate drivers.

Giving Back to our Communities

Cohu’s employees, all over the world, take great pride in the volunteer work they do with local charities, schools, and other non-profit organizations. We support and partner with our employees participating in philanthropy including charitable activities, educational and financial support and blood donation drives.

Enabling Life-Saving Products

Cohu is proud to support the manufacture and testing of our customers’ semiconductor components and technologies used in the continued fight against COVID-19. Our test handlers, test interface solutions and semiconductor tester systems are utilized by our customers in the manufacturing of semiconductors used in life-saving medical devices and applications: patient monitors, ventilators, IR thermometers, digital x-rays, rapid sepsis testing, biometers to measure contact-less temperature.

Stock Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of Cohu’s common stock as of March 1, 2022, by (i) each stockholder who has reported or is known by Cohu to have beneficial ownership of more than 5% of our common stock; (ii) each director of Cohu; (iii) each NEO included in the “2021 Summary Compensation Table”; and (iv) all directors and named executive officers as a group. Unless otherwise noted below, the address of each person listed on the table is c/o Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of March 1, 2022 pursuant to the exercise of options or the vesting of restricted stock units, performance stock units and deferred stock units to be outstanding for the purpose of computing the percentage ownership of such individual or group, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 48,563,962 shares of common stock outstanding on March 1, 2022.

Name and address of beneficial owner	Beneficially owned common stock	Common stock equivalents (1)	Total	Percent of class (2)
BlackRock, Inc. (3)	7,340,752	-	7,340,752	15.12%
55 East 52nd Street, New York, NY 10055
Dimensional Fund Advisors LP (4)	2,250,012	-	2,250,012	4.63%
6300 Bee Cave Road, Austin, TX 78746
The Vanguard Group (5)	3,662,219	-	3,662,219	7.54%
100 Vanguard Blvd. Malvern, PA 19355
William E. Bendush	33,347	-	33,347	*
Steven J. Bilodeau (6)	79,476	-	79,476	*
Christopher G. Bohrson	22,245	17,891	40,136	*
Andrew M. Caggia (7)	35,875	-	35,875	*
Lynne J. Camp	13,128	-	13,128	*
James A. Donahue	367,056	-	367,056	*
Yon Y. Jorden	3,000	-	3,000	*
Jeffrey D. Jones	148,299	40,213	188,512	*
Thomas D. Kampfer	18,208	14,630	32,838	*
Ian P. Lawee	8,819	3,816	12,635	*
Luis A. Müller	240,841	76,026	316,867	*
Nina L. Richardson (8)	13,915	-	13,915	*
All directors and executive officers as a group (12 persons)	984,209	152,576	1,136,785	2.33%

* Less than 1%

(1)

Shares issuable upon exercise of stock options and restricted stock units and performance stock units held by directors and executive officers that were exercisable or will otherwise vest on or within 60 days of March 1, 2022.

(2)

Computed on the basis of 48,563,962 shares of Cohu common stock outstanding as of March 1, 2022, plus, with respect to each person holding options and restricted stock units and performance stock units that were exercisable or will otherwise vest on or within 60 days of March 1, 2022, the number of shares of Cohu common stock issuable upon exercise or vesting thereof.

(3)

According to Schedule 13G/A filed with the SEC on January 27, 2022, BlackRock, Inc. reported that its affiliated companies collectively had sole voting and dispositive power with respect to 7,282,590 and 7,340,752 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(4)

According to Schedule 13G/A filed with the SEC on February 8, 2020, Dimensional Fund Advisors LP reported that it had sole voting and dispositive power with respect to 2,196,203 and 2,250,012 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(5)

According to Schedule 13G/A filed with the Securities SEC on February 9, 2022, The Vanguard Group reported that it had sole dispositive power with respect to 3,536,901 shares, and no sole voting power, and shared voting and dispositive power with respect to 88,558 and 125,318 shares, respectively.

(6)	Beneficially owned common stock includes 39,371 deferred stock unit awards issued pursuant to the 2005 Plan.
(7)	Beneficially owned common stock includes 25,875 deferred stock unit awards issued pursuant to the 2005 Plan.
(8)	Beneficially owned common stock includes 11,992 deferred stock unit awards issued pursuant to the 2005 Plan.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that Cohu’s executive officers, directors and persons who own more than 10% of a registered class of Cohu’s equity securities, file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish Cohu with copies of all Section 16(a) forms they file.

Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, Cohu believes that during the fiscal year ended December 25, 2021, its executive officers, directors and 10% stockholders timely complied with all Section 16(a) filing requirements, except: i) on August 26, 2021, a Form 4 was filed for Christopher G. Bohrson that was not filed in a timely manner as it was one day past the filing deadline, due to a reporting error by an outside service provider.

Governance Matters

Corporate Governance

Cohu has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, selection of new directors and director independence. The Guidelines are available, along with other important corporate governance materials, on our website at https://cohu.gcs-web.com/corporate-governance/documents-charters. As the operation of the Board is a dynamic process, the Board regularly reviews new or changing legal and regulatory requirements, evolving best practices and other developments, and the Board may modify the Guidelines, as appropriate, from time to time.

Code of Business Conduct and Ethics

Cohu has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all of Cohu’s directors and employees including its principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct, among other things, is designed to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that Cohu files with, or submits to, the SEC and in other public communications made by Cohu; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct; and accountability for adherence to the Code of Conduct.

The Code of Conduct is available at https://cohu.gcs-web.com/corporate-governance/documents-charters. We intend to make all required disclosures concerning any amendments to, or waivers from, our Code of Conduct on our website within four business days.

Board of Directors and Committees

Director Independence

Cohu has adopted standards for director independence pursuant to Nasdaq listing standards and SEC rules, and previously adopted more restrictive guidelines (than set forth by Nasdaq) on the independence of former employee directors and the amounts of compensation for professional services that can be accepted. An “independent director” means a person other than an officer or employee of Cohu or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has considered relationships, transactions and/or arrangements with each of the directors, and has determined that six (6) of its directors (or 75% of the Board), namely, Mses. Camp, Jorden and Richardson and Messrs. Bendush, Bilodeau and Caggia, are independent directors in accordance with Nasdaq listing standards and SEC rules. In addition, the Board has also considered and determined that:

●	All directors who serve on the Audit, Compensation and Nominating and Governance committees are independent under applicable Nasdaq listing standards and SEC rules.
●	All members of the Audit and Compensation Committee meet the additional independence requirements as required by Nasdaq listing standards and SEC rules.
●	All members of the Audit Committee, currently Ms. Jorden and Messrs. Bendush and Caggia, qualify as an “audit committee financial expert” under SEC guidelines.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has eight (8) directors. However, with Ms. Camp’s term expiring and her not standing for re-election, the Board intends to reduce its size to seven (7) directors as of the meeting date. Our Board has three standing committees: (1) Audit, (2) Compensation and (3) Nominating and Governance. The membership and function of each of the committees are described below, and we believe that the composition of these committees meets the criteria for independence, and the functioning of these committees complies with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, the current rules of the Nasdaq Global Select Market and applicable SEC rules and regulations. Each committee operates under a written charter adopted by the Board, and each of the charters are available on Cohu’s website at https://cohu.gcs-web.com/corporate-governance/documents-charters.

During 2021, the Board held thirteen (13) meetings. Each director attended at least 75% of all Board and applicable committee meetings on which they served and held during the period for which they were directors or committee members. Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage all of our directors to attend annual meetings of Cohu stockholders and all of our continuing directors at that time virtually attended the 2021 Annual Meeting.

Cohu’s Corporate Governance Guidelines set forth the circumstances in which the Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors.

The table below breaks down committee membership, as of the date of this proxy statement, for each committee and each director.

Name of Director	Audit	Compensation	Nominating and Governance
Independent Directors:
William E. Bendush	Chair		√
Steven J. Bilodeau (1)		Chair	√
Andrew M. Caggia	√		Chair
Lynne J. Camp (2)		√
Nina L. Richardson		√
Yon Y. Jorden (3)	√
Total committee size:	3	3	3
Other Directors:
James A. Donahue
Luis A. Müller
Number of Meetings in 2021	7	10	9

(1)	Lead Independent Director.
(2)	Ms. Camp is not standing for re-election and her term will expire as of the meeting date.
(3)	Ms. Jorden was appointed to the Board effective May 10, 2021 and joined the Audit Committee at that time.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, risk assessment and risk management. Among other things, the Audit Committee reviews the results of the independent registered public accounting firm’s annual audit and quarterly reviews, including the communications required by the PCAOB; prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and approves the fees of Cohu’s independent registered public accounting firm and the lead audit engagement partner and reviews rotation of the lead audit engagement partner; reviews and approves the scope of the annual audit, the audit fee and the financial statements; assesses the independence of the independent registered public accounting firm; reviews Cohu’s disclosure controls and procedures, internal controls, including such controls over financial reporting; reviews the adequacy and effectiveness of Cohu’s information security policies and the internal controls regarding information security and cybersecurity; oversees investigations into complaints concerning financial and accounting matters; oversees the work of internal auditors; and reviews other risks that may have a significant impact on Cohu’s financial statements. The Audit Committee works closely with management as well as Cohu’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Cohu for, outside legal, accounting or other advisors as the Audit Committee deems necessary in order to carry out its duties.

The report of the Audit Committee is set forth on page 48 and the charter of the Audit Committee is available at https://cohu.gcs-web.com/corporate-governance/documents-charters.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of Cohu’s executives and directors and, among other things, reviews and discusses the “Compensation Discussion and Analysis” with management, and prepares an annual compensation committee report for inclusion in Cohu’s proxy statement; provides general oversight of Cohu’s compensation structure, including Cohu’s equity compensation plans and benefits programs; and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation, participating in the evaluation of the performance and determining the compensation of executive officers, including equity awards, in accordance with those objectives; approving employment agreements for executive officers; approving and amending Cohu’s equity and non-equity incentive compensation and related performance goals and measures and stock-related programs (subject to stockholder approval, if required); approving any changes to non-equity based benefit plans involving a material financial commitment by Cohu; recommending director compensation to the Board; monitoring director and executive stock ownership; and annually evaluating its performance and its charter.

The report of the Compensation Committee is set forth on page 39. The charter of the Compensation Committee is available at https://cohu.gcs-web.com/corporate-governance/documents-charters.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become Board members and recommends to the Board candidates to be nominated for election as directors at Cohu’s annual meeting consistent with criteria the Committee deems appropriate, as approved by the Board; develops Cohu’s Corporate Governance Guidelines for approval by the Board, and reviews and recommends updates to such Guidelines, as appropriate; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently, including the annual evaluation of the Board and its committees; identifies best practices; and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include annual assessment of the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Compensation Committee and the Lead Independent Director, providing input to the performance evaluation of the CEO; reviewing and recommending proposed changes to Cohu’s articles or bylaws and Board committee charters; periodically assessing and recommending action with respect to stockholder rights plans or other stockholder protections; recommending Board committee assignments; reviewing and approving any employee director or executive officer standing for election for outside for- profit or non-profit boards of directors; reviewing governance-related stockholder proposals and recommending Board responses; overseeing the evaluation of the Board and management and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members; and reviews, oversees and reports to the Board on Cohu’s corporate responsibility and sustainability initiatives, including potential trends and impacts to Cohu’s business regarding environmental, social and governance issues. The Chair of the Nominating and Governance Committee receives communications directed to non-employee directors.

The charter of the Nominating and Governance Committee is available at https://cohu.gcs-web.com/corporate-governance/documents-charters.

Board Leadership Structure

As of the date of this proxy statement, our Board is currently comprised of six (6) independent directors, one (1) non-independent, non-executive director (Mr. Donahue, as the former CEO of Cohu), and one (1) executive director (Dr. Müller, our CEO). One of our independent directors, Ms. Camp is not standing for re-election at the meeting and the Board intends to reduce its size to seven (7) directors as of the meeting date. Our corporate governance principles provide that the Board will fill the Chairperson and Chief Executive Officer positions based upon the Board’s view of what is in Cohu’s best interests at any point in time and do not prevent our Chief Executive Officer from also serving as our Chairperson of the Board. Our Board evaluates its leadership structure and elects the Chairperson and the Chief Executive Officer based on the criteria it deems to be appropriate and in the best interests of Cohu and its stockholders, given the circumstances at the time of such election. While we have in the past had one person serve as Chairperson of the Board and Chief Executive Officer, the positions are currently held by separate individuals.

Separating the positions of Chief Executive Officer and Chairperson of the Board allows our Chief Executive Officer to focus on the day-to-day operations and strategy of our business, while allowing the Chairperson of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Given his long tenure with and status within Cohu, our Board believes Mr. Donahue possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing Cohu and we believe he is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Our Board believes that having Dr. Müller serve as Cohu’s Chief Executive Officer and Mr. Donahue serve as Chairperson, in combination with Mr. Bilodeau’s service as Lead Independent Director, is in the best interests of Cohu and its stockholders.

Cohu’s Corporate Governance Guidelines provide for the circumstances in which the Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year.

The specific responsibilities of the Lead Independent Director include presiding at executive sessions of directors and at board meetings where the Chairperson is not present, calling meetings of independent directors, serving as a liaison between the independent directors and the Chairperson and CEO, and performing such other duties and responsibilities as the Board may determine.

As of the date of this proxy statement, our Board has three (3) women members, or 37.5% of the Board, and two racially/ethnically diverse members, or 25% of the Board.

Risk Oversight

Our Board oversees our risk management process. The Board focuses on general risk management strategy, the most significant risks facing Cohu, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. Cohu’s management is responsible for day-to-day risk management. This responsibility includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, cybersecurity, and compliance and reporting levels.

While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. In addition, our Audit Committee monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting, liquidity and cybersecurity risks. Our Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, corporate governance and sustainability risks. Our Compensation Committee oversees risks related to our compensation policies to ensure that our compensation programs do not encourage unnecessary risk-taking. Finally, our full Board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors”. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience, capability and diversity on the Board and to address the membership criteria set forth under “Director Qualifications”.

Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

Cohu, Inc.

12367 Crosthwaite Circle

Poway, CA 92064-6817

In addition, the bylaws of Cohu permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with Cohu’s bylaws, see “Stockholder Proposals - 2023 Annual Meeting” on page 51.

Director Qualifications

Cohu’s Corporate Governance Guidelines are available at https://cohu.gcs-web.com/corporate-governance/documents-charters and contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee for a position on Cohu’s Board. Under these criteria, members of the Board should have high professional and personal ethics and values and diversity in perspectives and experiences, consistent with longstanding Cohu values and standards. They should have relevant experience at the policy-making level in business, government, education, technology and/or public interest. They should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom, based on their experience. In addition, the Board and Nominating and Governance Committee value ethnic, cultural, gender, economic, professional and educational diversity in evaluating new Board candidates and seek to incorporate a wide range of these attributes within Cohu’s Board. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. Each director will seek to represent the diverse interests of all stockholders.

Identifying and Evaluating Nominees for Directors

Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year. As described above, the Nominating and Governance Committee also considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, diversity, experience and capability on the Board. The Board believes it is important for the Board to have diversity of knowledge base, life perspectives, professional experience and skills, and the Board and Nominating and Governance Committee takes these qualities into account when considering director nominees.

Executive Sessions

Executive sessions of independent directors, without management and non-independent directors present, are held at least three times a year. The sessions may be scheduled or held on an impromptu basis, and are chaired by the Lead Independent Director or, in the absence of the Lead Independent Director, the Chair of the Nominating and Governance Committee or another independent director. Any independent director can request that an additional executive session be initiated or scheduled.

Communications with the Board

Individuals may communicate with the Board, including the non-employee directors, by submitting an e-mail to Cohu’s Board at corp@cohu.com or by sending a letter to the Cohu Board of Directors, c/o Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. Communications are distributed to our Board, or to individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

Compensation of Directors

Cash Compensation

Directors who are employees of Cohu do not receive any additional compensation for their services as directors. During fiscal 2021, non-employee directors received an annual retainer, and Board committee Chairs and members received annual fees, all paid quarterly, as set forth below.

	Compensation	2021
	Chairperson of the Board	$95,000
Annual Retainer	Lead Independent Director	$75,000
	Other Directors	$60,000
Annual Fees for	Audit Committee (1)	$25,000
Committee Chairs	Compensation Committee (1)	$16,500
	Nominating and Governance Committee	$10,000
Annual Fees for Other	Audit Committee	$10,000
Committee Members	Compensation Committee	$7,500
	Nominating and Governance Committee	$5,000

(1)	On May 5, 2021, the Board approved increasing the Audit Committee and Compensation Committee Chair annual fees from $22,000 to $25,000 and from $15,000 to $16,500, respectively.

In addition to the retainers and fees noted above, non-employee directors are reimbursed for out-of-town travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

Under the terms and conditions of the Cohu 2005 Equity Incentive Plan (the “2005 Plan”), members of the Board may make an annual irrevocable election to defer receipt of all or a portion of their cash-based non-employee director fees (including, as applicable, any annual retainer fee, committee fee and any other compensation payable with respect to their service as a member of the Board). In the event that a director makes such an election, Cohu will grant deferred stock units (“DSUs”) in lieu of cash, with an initial value equal to the deferred cash, which will be settled at a future date through the issuance of Cohu common stock upon the first to occur of cessation of service as a director for any reason, a change in control of Cohu or a future date selected at the time of deferral. Mr. Bilodeau elected to defer 100% of his 2021 cash-based non-employee director fees.

Equity Compensation

Non-employee directors participate in the 2005 Plan that provides for grants of restricted stock units or other forms of equity compensation to non-employee directors, as authorized by the Board. Cohu’s stock ownership guidelines provide that independent and non-employee directors should accumulate, over the three-year period commencing with their appointment or following an increase in the director’s annual cash retainer or a new guideline being approved, a minimum number of shares of Cohu stock with a value equal to three times the director’s annual cash retainer and should not sell any Cohu shares until these ownership guidelines are met and once met subsequent sales, if any, should not reduce their Cohu stock ownership below these minimum guideline amounts.

Equity compensation for non-employee directors during 2021 was as follows:

Initial Appointment

RSUs with a total value of $150,000 (1), but the total value of such grant is prorated based on the period of time between appointment as director and the next scheduled director annual equity grant date

Annual Grants	RSUs with a total value of $150,000 (1)

(1)	On May 5, 2021, the Board approved increasing the initial appointment and annual grant total value of each RSU grant from $125,000 to $150,000.

Each RSU represents a contingent right to receive one share of Cohu common stock upon vesting. Assuming continued service on the Board, the RSUs granted to non-employee directors upon their initial appointment to the Board will vest over three years, and shares are issued in three equal annual installments beginning one year after the date of grant. The annual RSU awards vest over approximately one year, and shares are issued upon the earlier to occur of the one-year anniversary of the grant date or the next annual meeting of stockholders. RSUs may be accelerated upon a change in control, as defined in the 2005 Plan.

On May 5, 2021, 4,001 RSUs were awarded to each of Mses. Camp and Richardson and Messrs. Bendush, Bilodeau, Caggia, and Donahue. Cohu will issue to each recipient, assuming continued service as a director, shares of Cohu common stock at the end of the required RSU vesting period. Ms. Jorden joined the Board on May 10, 2021 and received an initial grant of 4,035 RSUs.

Medical Benefits

Mr. Donahue, who is a retired executive officer of Cohu, and his spouse receive medical benefits consisting of reimbursement of health insurance premiums and other medical costs not covered by insurance. These benefits are no longer offered to any current or other retired Cohu employees.

2021 Director Compensation

The following table provides information on compensation for Cohu’s non-employee directors for fiscal 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
William E. Bendush	88,962	149,997	-	238,959
Steven J. Bilodeau (3)	95,981	149,997	-	245,978
Andrew M. Caggia (3)	80,000	149,997	-	229,997
Lynne J. Camp	67,500	149,997	-	217,497
James A. Donahue	95,000	149,997	17,901	262,898
Yon Y. Jorden (4)	44,423	147,520	-	191,943
Nina L. Richardson (3)	68,413	149,997	-	218,410
Jorge L. Titinger (5)	24,663	-	-	24,663

(1)

Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts above are the grant date fair value for stock awards issued in the form of RSUs granted in fiscal 2021 calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans”, included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 25, 2021, filed with the SEC. The derived grant date fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full. As of December 25, 2021, Mses. Camp, Jorden and Richardson had 6,298, 4,035 and 5,923 unvested RSUs outstanding, respectively, and Messrs. Bendush, Bilodeau, Caggia and Donahue each had 4,001 unvested RSUs outstanding.

(2)	Amount shown for Mr. Donahue is for reimbursement of health insurance premiums and other medical costs for him and his spouse not covered by insurance.
(3)

During the year ended December 25, 2021, Mr. Bilodeau elected to defer his cash director fees. The deferred amounts are credited in the form of DSU awards and ultimately payable in shares of Cohu common stock, if the director ceases to be a director for any reason, upon the occurrence of a change in control of Cohu or at a future date selected at the time of deferral. As of December 25, 2021, Ms. Richardson and Messrs. Bilodeau and Caggia had 11,992, 53,954 and 25,875 DSUs, respectively.

(4)	Ms. Jorden was appointed to the Board effective May 10, 2021.
(5)	Mr. Titinger did not stand for re-election effective May 5, 2021, and fees shown above represent amounts earned prior to his departure from the Board.

Compensation Matters

Executive Compensation and Other Information

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2021 compensation program for our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers of Cohu at the end of 2021. These individuals were:

Named Executive Officer	Position(s)
Luis A. Müller	President and Chief Executive Officer (our “CEO”)
Jeffrey D. Jones	Senior Vice President Finance and Chief Financial Officer (1)
Christopher G. Bohrson	Senior Vice President, Global Customer Group
Thomas D. Kampfer	Vice President Corporate Development, General Counsel and Secretary
Ian P. Lawee	Senior Vice President and General Manager, Semiconductor Test Group

(1)	On February 3, 2022, Mr. Jones’ title was changed to Senior Vice President Finance and Chief Financial Officer.

We refer to our named executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as our “NEOs”. This Compensation Discussion and Analysis provides an overview of our philosophy and principles that govern our executive compensation program, how we applied those principles in compensating our NEOs for 2021, and how we use our executive compensation program to drive performance. In addition, we explain how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation policies and decisions involving our NEOs during 2021.

Executive Summary

2021 Business Highlights

2021 was a year full of challenges. The impacts of the COVID-19 pandemic still rippled throughout our global supply chain, drove customer demand to unprecedented levels and impacted our workforce with travel restrictions and health concerns. Despite the unique challenges, 2021 was a record year for Cohu and ended with continuing strong momentum for our semiconductor equipment and interface products:

●	Sales were up 39% year-over-year to $887.2 million.
●	Seventh consecutive year of sales growth with 5-year CAGR 26%.
●	Non-GAAP earnings per share were $3.20 (1)
●	Outstanding operational execution despite continuing COVID-19 business disruptions throughout the year.

(1) See Appendix A for GAAP to non-GAAP reconciliations.

2021 Executive Compensation Notable Actions

Consistent with our performance and the compensation objectives established for 2021, the Compensation Committee approved the following compensation actions for NEOs for 2021:

●	Paid our NEOs, including our CEO, annual cash incentives at 168% of their target annual cash incentive opportunity; and
●

Granted long-term incentive compensation in the form of time-based restricted stock units (“RSUs”) and performance share units (“PSUs”) to be earned based on our total stockholder return (“TSR”) relative to a preselected comparator group for a 3-year period from 2021 through 2023.

Pay for Performance

The Compensation Committee of our Board of Directors believes that the compensation of our NEOs for 2021 was reasonable and appropriate, was justified by our performance, and carefully balanced both time-based and performance-based compensation elements. 2021 compensation objectives for our NEOs were established in February 2021 and were not adjusted for COVID-19 pandemic impacts and business disruptions within the semiconductor industry or our business. The following chart illustrates the mix of elements of the target total direct compensation opportunity for our CEO for 2021 with 50% of his compensation at risk, 66% paid in the form of future equity opportunity and 34% cash.

Further, the compensation of our NEOs over the previous five years demonstrates the alignment between pay and performance. The variable cash compensation for our NEOs for each year from 2017 through 2021 varied from 33% to 168% of their target annual cash incentive opportunities based on our financial performance. For example:

●

In 2017, we had a successful year with results above annual plan and we executed on our strategic objectives. All NEOs received variable cash compensation above their target amounts ranging from 138% to 152% of their target annual cash incentive opportunities.

●

In 2018, we delivered good results despite softening market conditions in the second half of the year, particularly in the mobility and automotive segments, and slowing growth in China consumer spending. We executed the transformative acquisition of Xcerra, doubling our sales and employee population, based on the last twelve months immediately preceding the acquisition. NEOs received variable cash compensation amounts ranging from 89% to 117% of their target annual cash incentive opportunities.

●

2019 was a challenging year. Notwithstanding, Cohu still achieved its fourth consecutive year of sales growth in a weak semiconductor market while implementing the integration of Xcerra, delivering $40 million in annual run-rate cost synergies at year-end. This resulted in variable cash compensation to our NEOs ranging from 33% to 45% of their target annual cash incentive opportunities, which reflected the aggressive performance targets established for the 2019 plan year.

●

2020, presented unique challenges due to the COVID-19 pandemic and the rapid ramp in business occurring in the second half of the year. Under the variable cash compensation program, NEOs including our CEO received 103% of their target annual cash incentive opportunities.

●

2021, as discussed previously, continued to pose COVID-19 pandemic related challenges yet Cohu still had record revenue, profitability and order levels resulting in the seventh consecutive year of sales growth. Due to this strong performance, NEOs including our CEO received 168% of their target annual cash incentive opportunities.

Since 2012, all NEOs have had some portion of their long-term incentive compensation based on PSUs that require achievement of business goals to earn a payout. Starting in 2015, the PSU portion of the long-term incentive program was earned based solely on our TSR relative to a pre-selected comparator group of companies. Effective with the 2021 PSU grants, awards will be earned based on our TSR relative to the Russell 2000 index as described in the “Long-Term Incentive Compensation” section that follows. The weighting of these PSUs in relation to time-based RSU grants has also evolved over the years and currently stands at 50% of each NEO’s total annual equity grant value. Our NEOs have earned from a low of 25% of their target PSU award for the 2016 long-term incentive program to a high of 180% of their target PSU award for the 2014 long-term incentive program.

While the past five years indicate that the program effectively rewards our executive officers when we deliver superior performance and appropriately adjusts compensation downward in the case of less-than-superior performance, the Compensation Committee will continue to review the executive compensation program to ensure it reflects the correct balance between short-term financial performance and long-term stockholder return. For example, in March 2016, the Compensation Committee increased the performance period for the TSR measurement to three years to enhance the focus on long-term results and in March 2021 we eliminated the minimum number of PSUs that could be earned on future grants. This formula is described in detail in the section entitled “Long-Term Incentive Compensation” below.

2021 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2021:

●	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

●

Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its 2021 compensation and governance reviews. This consultant performed no other consulting or services for us.

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Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

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Annual Compensation-Related Risk Review. The Compensation Committee conducts an annual review of our compensation-related risk profile to ensure that compensation practices are not reasonably likely to have a material adverse effect on Cohu.

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Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation policies and practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

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Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders.

-	No Defined Benefit Pension Plans. We do not currently offer, nor do we have plans to provide, defined benefit pension arrangements for our executive officers.

-	Limited Perquisites. We provide minimal perquisites and other personal benefits to our executive officers.

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No Tax Reimbursements. We do not provide any tax or gross-up reimbursement payments on any severance or change in control payments, perquisites or other personal benefits other than standard relocation benefits and tax equalization agreements related to expatriate assignments.

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“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of Cohu plus a qualifying termination of employment before payments and benefits are paid), although the vesting of equity awards will accelerate in full if the awards are not assumed or replaced by an acquiring corporation.

-	Performance-Based Incentives. We use performance-based short-term and long-term incentives and do not have common or overlapping metrics between these programs.

-	Incentive Compensation Recoupment Policy. Incentive compensation awarded to our executive officers is subject to recoupment under certain circumstances if our financial results are restated.

-	Multi-Year Vesting Requirements. The equity awards granted to our executive officer’s vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

-	Hedging and Pledging Prohibited. We prohibit our employees, including our executive officers and directors, from hedging or pledging any Company securities.

-	Stock Ownership Policy. We maintain a stock ownership policy for our executive officers and directors that require each of them to beneficially own a specified value of shares of our common stock.

2021 Stockholder Advisory Vote on Executive Compensation

At our 2021 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the 2020 compensation of our NEOs (commonly known as a “Say-on-Pay” vote). Our stockholders approved, in a non-binding vote, the 2020 compensation of our NEOs, as disclosed in our proxy statement for the 2021 Annual Meeting of Stockholders, with approximately 99% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ strong support of our executive compensation program. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including our NEOs.

Based on the results of a previous stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of our NEOs (commonly known as a “Say-When-on-Pay” vote) conducted at our 2017 Annual Meeting of Stockholders, our Board of Directors determined that we will hold our Say-on-Pay votes on an annual basis.

(1)	Percentages shown are percentage of votes cast. Abstentions are treated as votes cast and have the effect of “Against” in respect to the Say-on-Pay proposal.

Compensation Philosophy

Our executive compensation program is intended to meet three principal objectives:

●	Attract, reward and retain our executive officers;

●	Motivate these individuals to achieve our short-term and long-term corporate goals that enhance stockholder value; and

●	Support our core values and culture by promoting internal equity and external competitiveness.

To meet these objectives, we have adopted the following overarching policies:

●	We pay compensation that is competitive with the practices of other leading semiconductor equipment and similar technology companies; and

●	We pay for performance by:

-	Providing a short-term incentive opportunity paid in cash that is based on challenging financial performance objectives for our executive officers; and

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Providing long-term incentive opportunities in the form of a combination of RSU awards and PSU awards, that enable us to motivate and retain those executive officers with the leadership abilities necessary to create sustainable long-term value for our stockholders.

These policies guide the Compensation Committee in determining the proper allocation between current cash compensation and short-term and long-term incentive compensation. Other considerations include our business objectives, our fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and applicable regulatory requirements.

Compensation-Setting Process

Role of the Compensation Committee

Our executive compensation program is designed and overseen by the Compensation Committee, which is comprised entirely of independent directors, as determined in accordance with the rules of the SEC and the listing standards of the Nasdaq. The Compensation Committee conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our short-term business plan and long-term strategy. The Compensation Committee also reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our executive compensation program.

The Compensation Committee reviews our executive compensation program on an annual basis, including each of the elements of compensation provided under the program (other than deferred compensation and 401(k) benefits, which are reviewed from time to time to ensure that benefit levels remain competitive). In determining the overall compensation arrangements for our executive officers, including our NEOs, as well as the level of each specific element of compensation, the Compensation Committee takes into consideration a number of factors, including the following:

●	The recommendations of our CEO (except with respect to his own compensation) as described below.
●	Our corporate growth and other elements of financial performance.
●	The individual performance of each executive officer, including his or her achievement of management objectives.
●	A review of the relevant competitive market data, as described below.
●	The skill set, prior experience, and tenure of the executive officer.
●	The role and responsibilities of the executive officer.
●	The past and expected future contribution of the executive officer.
●	Internal pay consistency for similar positions or skill levels within Cohu.
●	External factors to attract and retain talent and overall market conditions.

The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of Cohu, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making these recommendations.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at the Corporate Governance section of our website www.cohu.com.

Role of Management

On occasion, the Compensation Committee meets with our CEO and/or our other executive officers and our Vice President of Human Resources to obtain information and recommendations with respect to our executive compensation program, policies, and practices, as well as the compensation arrangements of our executive officers. In 2021, the Compensation Committee met with Dr. Müller, our CEO, who made recommendations to the Compensation Committee on the base salary, target annual cash incentive award opportunities, and long-term incentive compensation for our executive officers, including our NEOs (except with respect to his own compensation). In formulating these recommendations, our CEO used, among other things, competitive market data, an internal equity analysis and individual performance factors.

The Compensation Committee considers, but is not bound by and does not always accept, these recommendations with respect to executive compensation. In recent years, the Compensation Committee has changed several of our CEO’s compensation proposals and regularly seeks input from its compensation consultant or data from other independent sources prior to making its decisions.

In 2021, our CEO attended some of the Compensation Committee’s meetings, but the Compensation Committee also held executive sessions not attended by any members of management. The Compensation Committee held discussions and made its decisions with respect to our CEO’s compensation without him present.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, including our NEOs, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Compensation Committee has authorized our CEO to make base salary adjustments and short-term cash incentive award decisions for all employees other than our executive officers, including our NEOs.

Role of Compensation Consultant

The Compensation Committee has the authority to engage independent advisors to assist in carrying out its responsibilities. The Compensation Committee typically engages Compensia, a national compensation consulting firm, to advise and assist it on various aspects of executive and director compensation, including base salaries, annual and long-term incentive compensation. The Chair of the Compensation Committee reviews and approves all payments to Compensia.

It has been the Compensation Committee’s practice to have Compensia prepare a comprehensive executive compensation analysis in alternating years and update this analysis in interim years only if warranted by changing conditions. As a result of the Xcerra acquisition and its impact on the scope of director and executive responsibilities, the Compensation Committee engaged Compensia to prepare full director and executive compensation analyses in September 2018 and December 2018, respectively. With the temporary management salary and board of directors fee reductions in place for a majority of 2020, the Compensation Committee deferred the full director and executive compensation assessment until the second half of 2021. Due to growth in the size and complexity of Cohu’s business, effective in 2021 the Compensation Committee determined to have the comprehensive executive compensation analysis performed by Compensia or any subsequent engaged independent advisors on an annual basis.

Compensia reports directly to the Compensation Committee. The Compensation Committee may replace Compensia or hire additional advisors at any time. Compensia does not provide any other services to us and receives compensation only with respect to the services provided to the Compensation Committee.

The Compensation Committee has considered the independence of Compensia in light of the rules of the SEC and the listing standards of Nasdaq. Based on these rules and standards, the Compensation Committee has concluded that the work performed by Compensia did not raise any conflict of interest.

Competitive Positioning

In arriving at its compensation decisions for our executive officers, including our NEOs, for 2021, the Compensation Committee considered competitive market data and an analysis prepared by Compensia. In making its decisions, the Compensation Committee evaluates this data and analysis as an important reference point but does not reach its conclusions on a formulaic basis. This analysis was based on a review of the compensation practices of a select group of peer companies which was approved by the Compensation Committee after reviewing data prepared by Compensia and input from management. In selecting companies for the compensation peer group, the Compensation Committee identified companies headquartered in the U.S. in the semiconductor capital equipment and electronic capital equipment and instrumentation sectors that were comparable to us on the basis of 0.4x – 2.5x revenue, 0.25 – 5.0x our market capitalization, and that had similar scope of operations, and which the Compensation Committee believed may compete with us for executive talent.

In October 2021, the Compensation Committee revised the compensation peer group due to the acquisition of MTS Systems and two other members, Entegris and Synaptics, no longer meeting the relevant peer financial profile. To increase the compensation peer group size, the Compensation Committee added six new members: Badger Meter, Harmonic, Ichor Holdings, MACOM Technology Solutions, MaxLinear and SMART Global Holding

For 2022, the compensation peer group now consists of the following 19 companies:

Advanced Energy Industries	CMC Materials	MACOM Technology Solutions	Photronics
Axcelis Technologies	FormFactor	MaxLinear	SMART Global Holdings
Azenta	Harmonic	Novanta	Ultra Clean Holdings
Badger Meter	Ichor Holdings	Onto Innovation	Vecco Instruments
Cirrus Logic	Kulicke & Soffa	OSI Systems

Generally, historical data on the compensation practices of the companies in the compensation peer group was gathered by Compensia from publicly available sources, including publicly available databases. Peer company data is gathered with respect to base salary, target annual incentive opportunities, equity awards (including stock options, RSU awards, and PSU awards), and long-term cash-based awards. In addition, similar data was gathered from the Radford High- Technology Executive Compensation survey for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points.

Compensation Elements

Our executive compensation program consists of six principal elements:

●	Base salary,
●	Short-term incentive opportunities paid in cash,
●	Long-term incentive compensation in the form of equity awards,
●	Deferred compensation benefits;
●	Welfare and health benefits, including a Section 401(k) plan; and
●	Limited perquisites and other personal benefits.

The Compensation Committee has selected these elements because each is considered necessary, appropriate and when combined are effective, and will continue to be effective, in achieving our compensation objectives.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain experienced executive officers. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as to be equitable across the management team.

The Compensation Committee reviews the base salaries of our executive officers, including our NEOs, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

On February 3, 2022, the Compensation Committee, based on the recommendations of Dr. Müller, except with respect to his own compensation, and a review of market salary data as well as other factors described above, approved base salary increases for our executive officers including our NEOs effective on February 21, 2022 or the subsequent scheduled pay period.

Named Executive Officer	2021 Base Salary	2022 Base Salary	Percentage Change
Luis A. Müller	$625,000	$675,000	8.0%
Jeffrey D. Jones	$410,000	$437,000	6.6%
Christopher G. Bohrson	$366,000	$385,000	5.2%
Thomas D. Kampfer	$355,000	$378,000	6.5%
Ian P. Lawee	$312,000	$328,000	5.1%

The base salaries of our NEOs during 2021 are set forth in the “2021 Summary Compensation Table” below.

Short-Term Incentives

Each year, the Compensation Committee approves an annual short-term incentive plan for our executive officers, including our NEOs, to encourage and award their achievement of our financial and operational objectives as set forth in our annual operating plan. Under this short-term incentive plan, the Compensation Committee establishes an incentive formula that is applied to the actual level of achievement for each of the selected performance measures. The incentive formula is based on the anticipated difficulty and relative importance of achieving the target level for each respective performance measure. Accordingly, the actual incentives paid, if any, for any given year will vary depending on our actual performance.

To support our retention objectives, typically the short-term incentive plan provides that an executive officer must be an employee when the incentives for the year are paid. The short-term incentive plan provides that the Compensation Committee has the discretion to decrease, but not increase, any incentives paid under the plan, even if the applicable performance objectives have been achieved. Historically, incentives have been payable in cash unless an executive officer elects to defer all or part of his or her incentive into the Cohu, Inc. Deferred Compensation Plan.

On February 4, 2021, the Compensation Committee adopted the short-term incentive plan for 2021 (the “2021 STI”). The 2021 STI was adopted pursuant to the Cohu 2005 Equity Incentive Plan (the “2005 Plan”).

Target Short-Term Incentive Opportunities

For purposes of the 2021 STI, our CEO made recommendations to the Compensation Committee with respect to target short-term incentive opportunities (expressed as a percentage of base salary) for each of our executive officers, including our NEOs (except with respect to his own target short-term incentive opportunity). The target short-term incentive opportunities approved by the Compensation Committee for our NEOs, and the range of the potential incentive, as a percentage of base salary, were as follows:

Named Executive Officer	Target Short-Term Incentive Opportunity	Range of Possible 2021 Short-Term Incentive as Percentage of Base Salary
Luis A. Müller	100%	0% - 200%
Jeffrey D. Jones	70%	0% - 140%
Christopher G. Bohrson	70%	0% - 140%
Thomas D. Kampfer	50%	0% - 100%
Ian P. Lawee	55%	0% - 110%

Performance Measures

For purposes of the short-term incentive plan, the Compensation Committee may select one or more performance measures from a range of performance measures specified in the 2005 Plan.

For purposes of the 2021 STI, the Compensation Committee selected two financial performance measures for our executive officers:

●	Sales growth based on a four-year rolling sales growth target; and
●	Profitability based on non-GAAP pre-tax income target.

The Compensation Committee selected these two performance measures because we believe sales growth reflects the overall acceptance of the market for our products and non-GAAP pre-tax income reflects how effectively management delivered our products to our customers during the year. A reconciliation of GAAP to non-GAAP pre-tax income used for the 2021 STI is included as Appendix A to this proxy statement.

The weighting of these corporate performance measures for purposes of the 2021 MIP for each NEO were as follows:

Named Executive Officer	Sales Growth	Non-GAAP Pre-tax Income
Luis A. Müller	20%	80%
Jeffrey D. Jones	20%	80%
Christopher G. Bohrson	20%	80%
Thomas D. Kampfer	20%	80%
Ian P. Lawee	20%	80%

The performance measures and their respective weightings were aligned among the executive officers to reflect their shared responsibilities for delivering the targeted performance. The Compensation Committee determined that using our consolidated results for sales and non-GAAP pre-tax income were appropriate for all executive officers given their responsibilities for the overall success of our business.

2021 STI Scale
Performance to 4-Year Rolling Sales Growth	0%	5%	>10%
Payout Level Earned	None	100%	200%
Performance to Non-GAAP Pre-tax Income	<5% Pretax Income	15%	>22.5%
Payout Level Earned	None	100%	200%

Performance Measure Target Levels

With respect to the target levels for sales, the Compensation Committee believed that, at the time, the target level for each performance measure was set, these target levels would be challenging and difficult, but achievable under normal business conditions with significant effort and skill, and strong execution. For 2021, the Compensation Committee expected that these target levels would be difficult to achieve because they would require delivery of results in uncertain market conditions (including the ongoing global COVID pandemic), adroitly executing our business strategy, the development and acceptance by customers of new products, and successful entry into certain new markets in a highly competitive and volatile environment.

Annual Incentive Decisions

Following the end of 2021, the Compensation Committee compared our actual financial performance to the target performance levels established for the year and applied the incentive formula under the 2021 STI to this actual performance.

Based on these determinations, the annual cash incentives paid to our NEOs for 2021 were as follows:

Actual Achievement 2021 STI Performance Measures and Objectives
	Dr. Müller	Mr. Jones	Mr. Bohrson	Mr. Kampfer	Mr. Lawee
4-year Rolling Sales Growth	26.4%	26.4%	26.4%	26.4%	26.4%
Goal Payout %	200%	200%	200%	200%	200%
Non-GAAP Pre-tax Income (1)	19.5%	19.5%	19.5%	19.5%	19.5%
Goal Payout %	160%	160%	160%	160%	160%
Actual Amount of Fiscal 2021 STI Cash Incentives
Non-Equity Incentive Award Payable	$1,049,282	$481,830	$430,122	$297,996	$288,091
% of targeted award amount	168%	168%	168%	168%	168%

(1)	A reconciliation of GAAP to non-GAAP pre-tax income is included in Appendix A to this proxy.

The annual cash incentives paid to our NEOs for 2021 are set forth in the “2021 Summary Compensation Table” below.

Long-Term Incentive Compensation

We provide long-term incentive compensation in the form of equity awards to our executive officers, including our NEOs. These awards are intended to align the interests of our executive officers with those of our stockholders by creating an incentive for them to maximize long-term stockholder value. They are also designed to encourage our executive officers to remain employed with us in a very competitive labor market. The Compensation Committee regularly monitors the environment in which we operate and revises our long-term incentive compensation arrangements as it determines to be necessary and appropriate to help meet our business objectives, including increasing long-term stockholder value.

Generally, in determining the size of the equity awards granted to our executive officers, including our NEOs, the Compensation Committee takes into consideration the recommendations of our CEO (except with respect to his own equity awards), competitive market data (with particular reference to the median of the competitive market), the potential GAAP accounting expense associated with the proposed awards (as compared to the companies in the compensation peer group), and the other factors described above. The Compensation Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value. Further, the Compensation Committee has the discretion to determine whether awards in any given year will be made in the form of RSU awards, PSU awards, other awards or a combination thereof.

On March 15, 2021, consistent with the grant timing in prior years, the Compensation Committee, based on the factors described above, approved the grant of RSU awards and PSU awards to our executive officers, including our NEOs. The Compensation Committee also determined that, to balance the retention value of the RSU awards with the performance focus of the PSU awards, the total dollar value of the equity awards should be equally weighted between RSU awards and PSU awards.

Named Executive Officer	Number of Restricted Stock Units Granted	Number of Performance Stock Units Granted (1)	Total Face Value of Stock Units at Time of Grant (2)
Luis A. Müller	28,604	28,604	$2,499,990
Jeffrey D. Jones	9,382	9,382	$819,987
Christopher G. Bohrson	6,178	6,178	$539,957
Thomas D. Kampfer	4,576	4,576	$399,942
Ian P. Lawee	4,004	4,004	$349,950

(1)	PSUs granted at the target award level.
(2)	Closing price of COHU on March 15, 2021 was $43.70. The amounts shown above are the grant date face value for stock awards issued in the form of RSUs and PSUs granted in fiscal 2022.

Restricted Stock Unit Awards

Consistent with our other employee equity awards, the RSU awards granted to our executive officers in 2021 vest at the rate of 25% of the shares of our common stock subject to the awards per year.

Performance Stock Unit Awards

2021 PSU Awards

In 2021, the Compensation Committee evaluated the use of custom peer groups as the Comparator Group for the TSR in PSU awards and determined that using a broader-based index of companies would better reflect the performance of Cohu’s TSR. Therefore the PSU awards granted to our executive officers in March 2021 will be earned based on our TSR as compared to the Russell 2000 Index (RUT) measured over a three-year performance period beginning on the first day of fiscal 2021, with earned shares vesting fully at the end of three years from the date of grant. The performance period for the 2021 PSU Awards was set at three years to enhance the long-term focus of the program.

The methodology on how shares of our common stock that may be earned under the 2021 PSU Awards is as follows:

PSU Award Feature	Description
Performance Period	Three fiscal years beginning on first day of fiscal 2021
Performance Measure	TSR performance relative to the Russell 2000 Index (“RUT”)
Performance Scale	2x spread between COHU and Russell 2000 index measured and added or subtracted from target (100%)
Performance Methodology

Net change in average closing price of COHU and RUT over the twenty trading-day period immediately preceding the beginning and end of the Performance Period. In the event that both COHU and RUT TSRs are less than zero, the number of shares earned will not exceed 100% of target.

Range of PSUs Earnable	0-200% of number of shares granted
Vesting Period	100% on third anniversary of grant

The equity awards granted to our NEOs in 2021 are set forth in the “2021 Summary Compensation Table” and the “2021 Grants of Plan-Based Awards Table” below.

2019 PSU Awards

The 2019 PSU awards had a three-year performance period after which the number of shares of our common stock earned was determined based on the following scale with performance between the percentile rankings calculated on a linear basis with an additional 7% of the target number of shares earned for each 3% increase in our TSR performance above the threshold performance level of 25%.

TSR Ranking Relative to Comparator Group	Percentage of Target Number of Shares Earned
Below 25th Percentile	25%
25th Percentile	25%
57th Percentile	100%
100th Percentile	200%

For purposes of the 2019 PSU awards, the pre-selected peer group consisted of the following companies that we felt represented competition for our stockholders’ investments. This group includes the majority of the peer companies used for executive compensation comparisons at the time of grant plus seven others that provide similar products to our customers but that for various reasons such as revenue size or being located outside the U.S. would not be valid compensation peer members. During the performance period MTS Systems was acquired and Brooks Automation divested its semiconductor business division and therefore were removed from the peer group:

Advanced Energy Industries	Entegris	Novanta
Advantest	FormFactor	Onto Innovation
ASM Pacific	Intevac	OSI Systems
Axcelis Technologies	Kulicke & Soffa	Photronics
Besi	Micronics	Teradyne
Camtek	MKS Instruments	Ultra Clean Holdings
CMC Materials	National Instruments	Veeco

Following the end of 2021, the Compensation Committee compared our actual performance with respect to the TSR peer group. The TSR result for the fiscal year 2019 through 2021 period as calculated by an outside firm, Research Data Group, Inc., was at the 33rd percentile of the comparator group and, therefore, the number of shares of our common stock earned under the 2019 PSU awards was 44.4% of the target award number of shares.

The number of shares of our common stock earned by our NEOs with respect to their 2019 PSU awards was:

Named Executive Officer	Performance Stock Unit Award (Target Number of Shares)	2019-21 TSR Percentile Result	Final Shares Earned	Final Shares Earned as a Percentage of Target Number of Shares
Luis A. Müller	59,121	33.3%	26,231	44.4%
Jeffrey D. Jones	22,297	33.3%	9,893	44.4%
Christopher G. Bohrson	14,864	33.3%	6,595	44.4%
Thomas D. Kampfer	12,500	33.3%	5,546	44.4%

Deferred Compensation Benefits and 401(k) Plan

We maintain a nonqualified deferred compensation plan, the Cohu, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), for our U.S. based executive officers and other employees designated by the Compensation Committee. Under the Deferred Compensation Plan, participants may elect to voluntarily defer receipt of up to 25% of their base salary and/or up to 100% of their annual cash incentive payment, thereby allowing them to defer taxation on such amounts.

Although we have not matched any participant contributions to the Deferred Compensation Plan since 2008, we may in the future match participant contributions to the Deferred Compensation Plan up to 4% of the participant’s annual base salary in excess of the specified annual compensation limit allowed under the Code for contributions under the Section 401(k) plan. The annual limit, which is indexed, was $290,000 for 2021. Our matching contributions and any deemed investment earnings attributable to these contributions, if any are actually made, will be 100% vested when the participant has two years of service with us. Prior to that time, such amounts are unvested. Participant contributions and deemed investment earnings are 100% vested at all times. For additional information on the Deferred Compensation Plan, see “2021 Nonqualified Deferred Compensation” below.

We maintain a tax-qualified defined contribution plan, the Cohu Employees’ Retirement Plan (the “401(k) Plan”), for our U.S. based executive officers and other employees. The majority of our U.S. based employees, including all of the U.S. based NEOs, who are at least 21 years of age, are eligible to enroll in the 401(k) Plan. Under the 401(k) Plan, participants may contribute a percentage of their annual compensation subject to maximum annual contribution limitations. We may match participant contributions not to exceed specified annual limits. Our matching contributions in 2021 are immediately vested and our matching contribution was at the rate of 50% of the first 8% of employee pre-tax contributions to the plan. Generally, during 2021 the maximum annual amount that any participant could contribute to the 401(k) Plan was $19,500 unless aged 50 or more which allows participants to make an additional $6,500 in “catch-up” contributions and our maximum matching contribution was $11,600.

Welfare and Health Benefits

In 2021, our executive officers, including our NEOs, were eligible to receive health care insurance coverage and additional benefits that are generally available to our other employees located in the same country. These benefit programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance, and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow us to be competitive for employee talent and we believe that the availability of these programs generally enhances employee productivity and loyalty. The principal objectives of our benefit programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity, and to provide support for global workforce mobility, in full compliance with applicable legal requirements. Typically, these generally- available benefits do not specifically factor into decisions regarding an individual executive officer’s total compensation or equity awards.

Each year, we informally review our U.S. based benefit programs against our peers with data provided by Aon, our health and welfare benefits broker of record, and by Retirement Benefits Group, our independent 401(k) Plan consultant. This review includes an analysis of the dollar value to an employee and the dollar cost to us for the benefits under the applicable plan using a standard population of employees. Similar evaluations are made in other regions with local benefit consultants.

We analyze changes to our benefit programs in light of the overall objectives of the programs, including the effectiveness of their incentive and retention features.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

During 2021, we provided our NEOs with automobile expense reimbursement or allowances as follows:

Named Executive Officer	Annual Auto Allowance
Luis A. Müller	$9,000
Jeffrey D. Jones	$6,000
Christopher G. Bohrson	$6,000
Thomas D. Kampfer	$6,000
Ian P. Lawee	$6,000

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Post-Employment Compensation

In 2020, the Compensation Committee undertook, in consultation with Compensia, a review of its executive post-employment agreements. The objective of this review was to independently benchmark, assess best practices and develop standard agreements to be implemented as the Compensation Committee deemed appropriate among the Company’s executive officers. The Committee approved a form of executive severance agreement (the “Severance Agreement”) and form of change in control agreement (the “Change in Control Agreement”) for certain of the Company’s executive officers (“Executive”) as described below (the “Executive Agreements”). The Company first entered into the Severance Agreements and Change in Control Agreements on September 8, 2020. The Severance Agreement and Change in Control Agreement, when executed by the individual Executive, superseded any prior severance agreements and change in control agreements with the Executive.

The Severance Agreement provides that if an Executive’s employment is terminated by the Company without Cause, or only additionally in the case of Dr. Müller, if he voluntarily resigns for Good Reason, then, subject to the Executive’s continued compliance with the obligations set forth in the Executive’s Confidentiality and Inventions Agreement and the Executive’s signing and not revoking a separation agreement and release of claims, the Executive would receive certain benefits not otherwise entitled to as a result of termination of employment. The table below summarized these benefits that includes a lump sum payment equal to a Multiplier factor multiplied by the Executive’s annual base salary and reimbursement for the Executive’s COBRA continuation premiums for the Premium Payment Period.

The Change in Control Agreement provides that if an Executive’s employment is terminated by the Company without Cause or the Executive voluntarily resigns for Good Reason, in either case beginning sixty (60) days preceding the date of an event constituting a Change in Control and ending on the second anniversary of the date of the event constituting such Change in Control, then, subject to the Executive’s continued compliance with the obligations set forth in the Executive’s Confidentiality and Inventions Agreement and the Executive’s signing and not revoking a separation agreement and release of claims, the Executive would be entitled to certain benefits summarized in the table below. These benefits include: A lump sum payment equal to a Multiplier factor multiplied by the Executive’s annual base salary; a lump sum payment equal to a Multiplier factor multiplied by the Executive’s target bonus amount in the year of termination; a lump sum payment equal to the pro-rated portion of Executive’s target bonus amount for the fiscal year in which the termination date occurs; reimbursement for the Executive’s COBRA continuation premiums for the Premium Payment Period; and all of Executive’s then unvested awards relating to the Company’s common stock or equivalent equity awards as assumed, continued or substituted for by an Acquiror, whether stock options, shares of restricted stock, restricted stock units, performance share units, or otherwise, outstanding as of the Termination Date would become vested in full.

Capitalized terms as used in the preceding two paragraphs and following paragraph are defined in the Executive Agreements. The Executive Agreements have a three (3) year Initial Term and will be automatically extended for successive two (2) year periods, unless either party has delivered written notice to the other party no later than six (6) months prior to the completion of the then effective Term that the Executive Agreement will not be extended.

The payments and benefits payable under these arrangements in the event of a change in control of Cohu are subject to a “double trigger,” meaning that both a change in control of Cohu and a subsequent involuntary termination of employment without Cause or voluntary resignation for Good Reason are required. In other words, the change in control of Cohu does not by itself trigger any payments or benefits; rather, payments and benefits are paid only if the employment of Dr. Müller and Messrs. Jones, Bohrson, Kampfer and Lawee are subsequently terminated without “cause” or they resign for “good reason” during a specified period following the change in control. We believe that a “double trigger” arrangement maximizes stockholder value because it prevents an unintended windfall to these executive officers in the event of a change in control of Cohu, while still providing them appropriate incentives to cooperate in negotiating a transaction involving a potential change in control of Cohu in which they believe they may lose their jobs.

	Severance Agreement		Change in Control Agreement
Named Executive Officer	Multiplier	COBRA Premium Payment Period	Multiplier	COBRA Premium Payment Period
Luis A. Müller	150%	18 months	200%	24 months
Jeffrey D. Jones	100%	12 months	150%	18 months
Christopher G. Bohrson	100%	12 months	150%	18 months
Thomas D. Kampfer	100%	12 months	150%	18 months
Ian P. Lawee	100%	12 months	150%	18 months

The post-employment payments and benefits which our NEOs are eligible to receive are described in more detail in “Potential Payments upon Termination or Change in Control” below.

We believe providing these arrangements help us compete for and retain executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that these arrangements are generally comparable with the severance packages offered to executives by the companies in the compensation peer group.

Other Compensation Policies

Stock Ownership Policy

We believe that stock ownership by our executive officers is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. The Compensation Committee has adopted a stock ownership policy that requires our executive officers to own a minimum number of shares of our common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price. The policy provides that over the five-year period commencing with their appointment or employment as an executive officer or over a three-year period following an increase in their annual base salary or a new ownership level being approved, these individuals must accumulate and hold shares of our common stock having the following values:

Individual Subject to Stock Ownership Policy	Minimum Required Level of Stock Ownership
Chief Executive Officer	Three times annual base salary
Chief Financial Officer	Two times annual base salary
All other executive officers	One times annual base salary

Under our stock ownership policy, our executive officers should not sell any shares of our common stock, other than to settle tax withholding obligations due to the vesting of shares, until the applicable ownership level has been met and, once met, subsequent sales, if any, should not reduce their ownership of our common stock below these minimum ownership levels unless approved by the Compensation Committee in advance. Vested “phantom” and deferred but unissued shares of our common stock are included as shares owned for purposes of our stock ownership policy. The Compensation Committee monitors compliance with these stock ownership levels on an annual basis using the average closing price of our common stock during the preceding fiscal year. As of December 25, 2021, each of our NEOs was compliant with the policy.

Compensation Recoupment Policy

We have adopted a formal compensation recoupment (“clawback”) policy under which our Board of Directors may seek reimbursement of the amount paid, awarded or granted to any executive officer or other financial officer as designated by the Compensation Committee if, as a result of their fraud or misconduct, we restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws.

In addition, we will comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will amend our compensation recoupment policy once final regulations implementing this provision have been adopted by the U.S. Securities and Exchange Commission.

Equity Award Grant Policy

We grant equity awards to our executive officers under our stockholder-approved 2005 Plan. Pursuant to this plan, all stock option grants must have a per share exercise price at least equal to the fair market value of our common stock on the grant date. Grants of equity awards to newly hired or appointed executive officers, including NEOs, will typically be made at a regularly scheduled meeting of the Compensation Committee held subsequent to the new hire or appointment date. Ongoing equity award grants to our executive officers, including our NEOs, will be approved on an annual basis at a meeting of the Compensation Committee or our Board of Directors, as applicable, which is typically held in the first quarter of each fiscal year.

The Compensation Committee has not granted, nor does it intend in the future to grant, equity awards to our executive officers or any other individual in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Cohu has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. In addition, because our equity awards typically vest or are earned over a multi-year period, the value to recipients of any immediate increase in the price of our common stock following an award will be minimal.

No Hedging or Pledging

Cohu’s Insider Trading Policy prohibits all officers, directors, and other employees with access to sensitive Company information from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) in Cohu’s stock, including, among other things, short sales and transactions involving publicly traded options. In addition, such officers, directors, and employees are prohibited from holding Cohu stock in margin accounts and from pledging Cohu stock as collateral for loans. We believe that these policies further align the interests of our officers and directors with those of our stockholders

Tax and Accounting Considerations

In designing our executive compensation program, the Compensation Committee takes into consideration the tax and accounting effects that each element of compensation will or may have on Cohu and our executive officers. The Compensation Committee seeks to keep the compensation expense associated with our executive compensation program as a whole within reasonable levels. When determining how to apportion between differing elements of compensation, the Compensation Committee’s goal is to meet our business objectives while maintaining cost neutrality. For example, if the Compensation Committee increases benefits under one compensation plan or arrangement resulting in higher compensation expense, it may seek to decrease benefits under another plan or arrangement to avoid compensation expense that is above the desired level.

Deductibility of Executive Compensation

Prior to January 1, 2018, Section 162(m) of the Code generally disallowed a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer).

Generally, remuneration in excess of $1 million could be deducted if, among other things, it qualified as “performance-based compensation” within the meaning of the Code.

Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a publicly traded corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible.

In the case of stock options and performance stock unit awards which were outstanding on November 2, 2017 and which are not subsequently modified in any material respect, the compensation income realized upon the exercise of such stock options or upon the vesting of such performance stock unit awards granted under a stockholder-approved employee stock plan generally are expected to be deductible as long as the options or awards, as applicable, were granted by a committee whose members are outside directors and certain other conditions are satisfied.

The Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that may not be deductible as a result of the deduction limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of Cohu and our stockholders.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation elements, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A, which primarily results in negative tax consequences to our executive officers rather than Cohu. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

We are not obligated under any compensation plan or arrangement to prevent or minimize any negative tax consequences that may affect our executive officers, nor are we required to pay any “gross-up” should any such consequences arise.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Cohu that exceeds certain prescribed limits, and that Cohu (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any NEO with a “gross- up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of Cohu.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting implications into consideration in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to measure and recognize in our financial statements all share-based payment awards to employees, directors and consultants, including stock option grants, restricted stock unit awards, and performance stock unit awards to our executive officers, under the fair value method. Our estimate of share-based compensation expense requires a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), forfeitures and related tax effects. The assumptions used in calculating the fair value of share-based payment awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. We estimate the fair value of each share-based payment award on the grant date using either the Black-Scholes or the Monte Carlo simulation valuation model. Option valuation models require the input of highly subjective assumptions and changes in the assumptions used can materially affect the grant date fair value of an award. These assumptions for the Black-Scholes model include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected life of the award. The risk-free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the award as of the grant date. Expected dividends are based primarily on historical factors related to our common stock. Expected volatility is based on historic weekly stock price observations of our common stock during the period immediately preceding the share-based award grant that is equal in length to the award’s expected term. We believe that historical volatility is the best estimate of future volatility. Expected life of the award is based on historical option exercise data. The Monte Carlo simulation model incorporates assumptions for the risk-free interest rate, Cohu and the selected peer group price volatility, the correlation between Cohu and the selected index, and dividend yields.

Share-based compensation expense related to restricted stock unit awards is calculated based on the market price of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting of the restricted stock unit. ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule). We record a provision for equity-based performance units outstanding based on our current assessment of achievement of the performance goals and recognize actual forfeitures as they occur.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2021. Based on such review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Cohu’s proxy statement for its 2022 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee.

Steven J. Bilodeau (Chair)                  Lynne J. Camp                  Nina L. Richardson

2021 Summary Compensation Table

The following table shows compensation information for fiscal 2021 for our NEOs.

Named Executive Officer	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Comp. ($) (2)	All Other Comp. ($) (3)	Total ($)
Luis A. Müller	2021	619,231	2,891,579	1,049,282	22,324	4,582,416
President &	2020	543,510	2,138,683	611,432	22,270	3,315,895
Chief Executive Officer	2019	583,558	1,654,342	266,834	20,568	2,525,302
Jeffrey D. Jones	2021	404,232	948,426	481,830	19,000	1,853,488
Sr. Vice President, Finance &	2020	358,081	706,252	273,346	18,831	1,356,510
Chief Financial Officer	2019	371,257	623,921	112,197	18,166	1,125,541
Christopher G. Bohrson	2021	362,923	624,534	430,122	18,919	1,436,498
Sr. Vice President Global,	2020	329,808	447,612	215,800	18,750	1,011,970
Customer Group	2019	340,192	415,929	87,877	18,121	862,119
Thomas D. Kampfer	2021	351,154	462,588	297,996	18,786	1,130,524
Vice President, Corp. Development,	2020	315,673	318,318	172,126	18,711	824,828
General Counsel & Secretary	2019	326,964	349,779	75,117	18,106	769,966
Ian P. Lawee (4)	2021	308,333	404,765	288,091	18,991	1,020,180
Sr. Vice President & General Manager,
Semiconductor Test Group

(1)

Amounts shown do not reflect compensation actually received by the NEOs. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of RSUs and PSUs granted in fiscal 2021, 2020, and 2019, calculated in accordance with FASB Topic ASC 718 without regard to estimated forfeitures. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans”, included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 25, 2021, filed with the SEC. The derived grant date fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full. No stock options were granted to the NEOs during the three-year period ended December 25, 2021. Assuming the highest level of performance conditions are achieved, the grant date fair values for performance-based stock awards made in fiscal 2021 would be $3,283,167, $1,076,866, $709,111, $525,233 and $459,579 for Dr. Müller and Messrs. Jones, Bohrson, Kampfer and Lawee, respectively.

(2)

Amounts consist of performance-based cash incentives received by the NEO earned for services rendered in fiscal 2021, 2020, and 2019. Such amounts were paid under the 2005 Plan in February or March of the following fiscal year.

(3)	The amounts shown in this column reflect the following for each NEO:

■

For U.S. based NEOs, includes amounts of Cohu’s matching contributions in fiscal 2021 under the Cohu 401(k) Plan (which is more fully described elsewhere herein under the heading “Retirement Benefits Under the 401(k) Plan, Executive Perquisites and Generally Available Benefits”).

■	The value attributable to life insurance benefits provided by Cohu (such amount is taxable to the recipient).
■	Monthly automobile expense allowance paid by Cohu (such amount is taxable to the recipient).
■

Except as noted above, the amount attributable to each such perquisite or benefit for each NEO does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by such NEO.

(4)	Mr. Lawee joined Cohu in 2019 but did not become an NEO until the filing of this proxy statement and therefore only 2021 compensation information is provided.

We do not have employment agreements with our NEOs. The material terms of stock awards granted to our NEOs in 2021 and performance-based cash incentives earned by our NEOs for 2021 are described in more detail in “Long-Term Incentive Compensation” and “Annual Cash Incentive”, respectively, above.

2021 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 401(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Luis Müller, our CEO.

For 2021, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than our CEO), was $39,091; and
●	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $4,582,416.

Based on this information, for 2021 the ratio of the annual total compensation of Dr. Müller, our CEO, to the median of the annual total compensation of all our employees was 117 to 1.

We believe that this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For the purposes of establishing the median total compensation of all employees in 2021, we determined that the balance of the global workforce remained substantially similar to 2019 and therefore as allowed under SEC rules, we would use the same median compensated employee as identified in 2019.

To identify the median compensated employee in 2019, we determined that, as of November 1, 2019, our employee population consisted of approximately 3,100 individuals globally, with 21% of these individuals located in the Americas, 20% located in Europe (primarily in Germany and Switzerland), and 59% located in Asia (primarily in Malaysia and the Philippines). This population includes employees that joined Cohu via the acquisition of Xcerra Corporation on October 1, 2018.

We selected November 1, 2019, which is within the last three months of 2019, as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations. We excluded equity compensation as a factor in identifying the median employee as less than 10% of our employee population receives equity grants as part of their compensation. Additionally, we used forecasted 2019 compensation (actual compensation paid January through October 2019 plus estimated compensation for November through December 2019) based on salary or wages, overtime pay, monthly allowances, statutory bonuses, and incentive pay received. Due to the geographical distribution of our employee populations, we also excluded social program contributions and other benefits as these vary greatly from country to country.

Using this methodology, we determined that the “median employee” was a full-time, salaried employee located in Japan. The median employee’s actual annual total compensation for the 12-month period ending December 31, 2021, was $39,091. This amount includes all wages, overtime pay, statutory and variable incentive payments, allowances and localized personal benefits, and mandatory payments to the government regarding pension, healthcare and housing converted to U.S. Dollars.

2021 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to our NEOs during fiscal 2021, which ended on December 25, 2021. The stock awards identified in the table below are also reported in the “Outstanding Equity Awards at 2021” table included herein. Cohu did not grant any stock options to NEOs under the 2005 Plan in fiscal 2021.

Named		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number	Grant Date Fair Value of
Executive Officer	Award Type	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)	of Shares of Stock or Units (#) (3)	Stock and Option Awards ($) (4)
Luis A.	Cash Incentives	-	0	625,000	1,250,000	-	-	-	-	-
Müller	Time-based RSUs	03/15/2021	-	-	-	-	-	-	28,604	1,249,995
	Performance-based RSUs	03/15/2021	-	-	-	0	28,604	57,208	-	1,641,584
Jeffrey D.	Cash Incentives	-	0	287,000	574,000	-	-	-	-	-
Jones	Time-based RSUs	03/15/2021	-	-	-	-	-	-	9,382	409,993
	Performance-based RSUs	03/15/2021	-	-	-	0	9,382	18,764	-	538,433
Christopher	Cash Incentives	-	0	256,200	512,400	-	-	-	-	-
G. Bohrson	Time-based RSUs	03/15/2021	-	-	-	-	-	-	6,178	269,979
	Performance-based RSUs	03/15/2021	-	-	-	0	6,178	12,356	-	354,555
Thomas D.	Cash Incentives	-	0	177,500	355,000	-	-	-	-	-
Kampfer	Time-based RSUs	03/15/2021	-	-	-	-	-	-	4,576	199,971
	Performance-based RSUs	03/15/2021	-	-	-	0	4,576	9,152	-	262,617
Ian P.	Cash Incentives	-	0	171,600	343,200	-	-	-	-	-
Lawee	Time-based RSUs	03/15/2021	-	-	-	-	-	-	4,004	174,975
	Performance-based RSUs	03/15/2021	-	-	-	0	4,004	8,008	-	229,790

(1)

Amounts shown are estimated possible payouts for fiscal 2021 under the executive cash incentive plan. These amounts are based on the individual’s fiscal 2021 base salary amounts, and position. The maximum amount shown is 200% of the target amount for each of the NEOs. Actual cash incentives received by the NEOs for fiscal 2021 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Amounts earned by our NEOs for performance in 2021 are based on the attainment of performance goals for both Cohu and the individual NEO, as described in more detail in “Annual Cash Incentives” above.

(2)

The PSU awards granted to our NEOs in 2021 are subject to certain adjustments resulting from the performance of our total stockholder return (“TSR”) relative to a pre-selected comparator group over the three-year period following the date of grant. The PSU awards granted in 2021 vest 100% on the third anniversary of the date of grant.

(3)

The amounts reflect the number of RSUs awarded to each NEO under the 2005 Plan. The RSU awards granted to our NEOs in 2021 vest at the rate of 25% of the shares of our common stock subject to the awards per year.

(4)

The amounts shown are the grant date fair value for stock awards issued in fiscal 2021. The assumptions used to calculate the grant date fair value of the awards are set forth in Note 6, “Employee Benefit Plans”, included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 25, 2021, filed with the SEC.

Outstanding Equity Awards at December 25, 2021

The following table shows all outstanding equity awards held by our NEOs at the end of fiscal 2021, which ended on December 25, 2021.

	OPTION AWARDS			STOCK AWARDS
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Luis A.	-	-	-	3/20/2018	7,688 (2)	292,221	-	-
Müller				3/19/2019	29,560 (2)	1,123,576	59,121	2,247,189
				3/17/2020	60,528 (2)	2,300,669	80,705	3,067,597
				3/15/2021	28,604 (2)	1,087,238	28,604	1,087,238
Jeffrey D.	12,442	9.44	3/26/2023	3/20/2018	3,295 (2)	125,243	-	-
Jones				3/19/2019	11,148 (2)	423,735	22,297	847,509
				3/17/2020	19,988 (2)	759,744	26,651	1,013,005
				3/15/2021	9,382 (2)	356,610	9,382	356,610
Christopher G.	-	-	-	3/20/2018	1,812 (2)	68,874	-	-
Bohrson				3/19/2019	7,432 (2)	282,490	14,864	564,981
				3/17/2020	12,668 (2)	481,511	16,891	642,027
				3/15/2021	6,178 (2)	234,826	6,178	234,826
Thomas D.	-	-	-	3/20/2018	1,812 (2)	68,874	-	-
Kampfer				3/19/2019	6,250 (2)	237,563	12,500	475,125
				3/17/2020	9,009 (2)	342,432	12,012	456,576
				3/15/2021	4,576 (2)	173,934	4,576	173,934
Ian P.	-	-	-	3/19/2019	6,111 (2)	232,279	-	-
Lawee				3/17/2020	8,445 (2)	320,994	11,261	428,031
				3/15/2021	4,004 (2)	152,192	4,004	152,192

(1)	All stock options vest at a rate of 25% per year over the first four years after the date of grant and have a ten-year term.
(2)	RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant.
(3)	Based on a closing price of Cohu’s common stock of $38.01 as reported on the Nasdaq Global Select Market on December 25, 2021.
(4)	Reflects PSUs granted under the 2019, 2020 and 2021 PSU program at the target award level. PSUs granted 2019, 2020 and 2021 vest 100% on the third anniversary of their grant.
(5)

Based on a closing price of Cohu’s common stock of $38.01 as reported on the Nasdaq Global Select Market on December 25, 2021. RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant.

2021 Option Exercise and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and all stock awards vested and the value realized upon vesting by our NEOs during fiscal 2021, which ended on December 25, 2021.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Luis A. Müller	-	-	89,561	3,983,364
Jeffrey D. Jones	26,000	675,318	35,671	1,583,298
Christopher G. Bohrson	-	-	20,848	926,138
Thomas D. Kampfer	-	-	19,106	831,273
Ian P. Lawee	-	-	8,927	367,826

(1)	Based on the difference between the market price of Cohu’s common stock on the date of exercise and the exercise price, multiplied by the number of shares for which the option was exercised.
(2)

Number of shares acquired on vesting is before reduction for shares withheld to cover tax withholding. Cohu withheld the following number of shares for tax withholding: Dr. Müller, 44,407 shares; Mr. Jones, 17,688 shares; Mr. Bohrson, 10,339 shares, Mr. Kampfer, 9,475 shares; and Mr. Lawee, 3,960 shares.

(3)

The value realized equals the number of units that vested multiplied by the per-share closing price of Cohu’s common stock on the vesting date. Amounts presented are gross amounts before required tax withholding.

2021 Nonqualified Deferred Compensation

The Deferred Compensation Plan, as summarized in the Compensation Discussion and Analysis above, permits eligible participants to defer compensation from salary and cash incentives. The Deferred Compensation Plan limits the amount of participant deferrals to 25% of salary and 100% of cash incentives. Cohu may make matching contributions as summarized in the Compensation Discussion and Analysis.

Participant and employer contributions, distributions and deemed investment earnings and losses are accumulated in individual deferral investment accounts as established by the Deferred Compensation Plan. The deemed investment gains or losses credited to a participant’s account are based on investment elections made by the participant from prescribed mutual fund investment options. Participants may elect to receive payment of their deferral account in ten or fifteen annual installments upon retirement and in lump sum or five, ten or fifteen annual installments upon disability, death, termination or change in control, as defined in the Deferred Compensation Plan.

As of December 25, 2021 none of our NEOs have any amounts deferred under the Deferred Compensation Plan.

Equity Compensation Plan Information

The following table summarizes information with respect to equity awards under Cohu’s equity compensation plans at December 25, 2021 (in thousands, except per share amounts and amounts quoted in footnotes):

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options, warrants and rights (b) (2)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (3)
Equity compensation plans approved by security holders	1,454	$9.44	1,883
Equity compensation plans not approved by security holders	-	-	-
	1,454	$9.44	1,883

(1)

Includes options, restricted stock units (RSUs) and performance stock units (PSUs) outstanding under Cohu’s equity incentive plans, as no stock warrants or other rights were outstanding as of December 25, 2021.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take RSUs and PSUs into account as RSUs and PSUs have no exercise price.
(3)	Includes 507,353 shares of common stock reserved for future issuance under the Cohu 1997 Employee Stock Purchase Plan.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee’s members during the last fiscal year have, at any time, been an officer or employee of Cohu. During fiscal 2021, no member of the Compensation Committee had any relationship with Cohu requiring disclosure under Item 404 of Regulation S-K. None of Cohu’s executive officers serves, or in fiscal 2021 has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Cohu’s Board or Compensation Committee.

Potential Payments Upon Termination or Change in Control

The Compensation Committee recently undertook, in consultation with its outside compensation advisory firm, Compensia, a review of its executive agreements. The objective of this review was to independently benchmark, assess best practices and develop standard agreements to be implemented as the Committee deemed appropriate among the Company’s executive officers. The Committee has approved a form of executive severance agreement (the “Severance Agreement”) and form of change in control agreement (the “Change in Control Agreement”) for certain of the Company’s executive officers (each, an “Executive”), as described below. The Company first entered into the Severance Agreements and Change in Control Agreements on September 8, 2020.

The Severance Agreement provides that if an Executive’s employment is terminated by the Company without Cause, or additionally only in the case of Dr. Müller, if he voluntarily resigns for Good Reason, then, subject to the Executive’s continued compliance with the obligations set forth in the Executive’s Confidentiality and Inventions Agreement and the Executive’s signing and not revoking a separation agreement and release of claims, the Executive would be entitled to: (1) any expense reimbursements, wages and other benefits due to Executive under any Company-provided plans, policies and arrangements (the “Accrued Amounts”); (2) a lump sum payment equal to a multiplier (as summarized below) multiplied by the Executive’s annual base salary; and (3) reimbursement for the Executive’s COBRA continuation premiums for the Premium Payment Period (as summarized below). If an Executive’s employment with the Company terminates (A) voluntarily by the Executive (other than for Good Reason in the case of Dr. Müller), (B) for Cause by the Company, or (C) due to Executive’s death or disability, the Executive would not be entitled to receive any severance payments, but in the event of death their estate would be eligible for a pro-rata incentive bonus for the fiscal year in which the termination date occurs.

The Change in Control Agreement provides that if an Executive’s employment is terminated by the Company without Cause or the Executive voluntarily resigns for Good Reason, in either case beginning sixty (60) days preceding the date of an event constituting a Change in Control and ending on the second anniversary of the date of the event constituting such Change in Control, then, subject to the Executive’s continued compliance with the obligations set forth in the Executive’s Confidentiality and Inventions Agreement and the Executive’s signing and not revoking a separation agreement and release of claims, the Executive would be entitled to: (1) the Accrued Amounts; (2) a lump sum payment equal to a multiplier (as summarized below) multiplied by the Executive’s annual base salary; (3) a lump sum payment equal to a multiplier (as summarized below) multiplied by the Executive’s target bonus amount in the year of termination; a lump sum payment equal to the pro-rated portion of Executive’s target bonus amount for the fiscal year in which the termination date occurs; (5) reimbursement for the Executive’s COBRA continuation premiums for the Premium Payment Period (as summarized below); and (6) all of Executive’s then unvested awards relating to the Company’s common stock or equivalent equity awards as assumed, continued or substituted for by an Acquiror, whether stock options, shares of restricted stock, restricted stock units, performance share units, or otherwise, outstanding as of the Termination Date would become vested in full. If an Executive’s employment with the Company terminates (A) voluntarily by the Executive, other than for Good Reason, (B) for Cause by the Company, or (C) due to Executive’s death or disability, the Executive would not be entitled to receive any severance payments, but in the event of death their estate would be eligible for a pro- rata incentive bonus for the fiscal year in which the termination date occurs.

The Agreements have a three (3) year Initial Term and will be automatically extended for successive two (2) year periods, unless either party has delivered written notice to the other party no later than six (6) months prior to the completion of the then effective Term that the Agreement will not be extended.

	Severance Agreement		Change in Control Agreement
Named Executive Officer	Multiplier	COBRA Premium Payment Period	Multiplier	COBRA Premium Payment Period
Luis A. Müller	150%	18 months	200%	24 months
President & CEO
Jeffrey D. Jones
Sr. Vice President, Finance & Chief Financial Officer	100%	12 months	150%	18 months
Christopher G. Bohrson
Sr. Vice President, Global Customer Group	100%	12 months	150%	18 months
Thomas D. Kampfer
Vice President Corporate Development, General Counsel & Secretary	100%	12 months	150%	18 months
Ian P. Lawee
Sr. Vice President & General Manager, Semiconductor Test Group	100%	12 months	150%	18 months

Qualifying Termination in Connection with a Change of Control

For this purpose, a change in control of Cohu means the occurrence of any of the following, in one or a series of related transactions:

(i)

Any one person, or more than one person acting as a group (“Person”) acquires ownership of Cohu’s securities that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of Cohu’s then outstanding stock;

(ii)

A change in the effective control of Cohu which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period (six (6) month period in the case of Dr. Müller) by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)

The closing of any transaction involving a change in ownership of a substantial portion of Cohu’s assets which occurs on the date that any Person acquires (or has acquired during any twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from Cohu that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Cohu immediately prior to such acquisition or acquisitions.

The term “change in control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of Cohu is owned, directly or indirectly, by a holding company, and the holders of Cohu’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

A transaction will not be deemed a change in control unless the transaction qualifies as a change in control event for the purposes of Section 409A of the Internal Revenue Code.

Additionally, the 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control.

In the event of the occurrence of both a change in control and the subsequent termination of employment (as applicable), as of December 25, 2021, the amounts payable to certain executive officers would have been as follows:

Named Executive Officer	Total ($)	Severance ($) (1)	Annual Bonus ($) (1)	Medical Benefits ($) (2)	RSUs/PSUs ($) (3)
Luis A. Müller	14,398,664	2,500,000	625,000	67,936	11,205,728
Jeffrey D. Jones	5,265,908	1,045,500	287,000	50,952	3,882,456
Christopher G. Bohrson	3,734,267	933,300	256,200	35,232	2,509,535
Thomas D. Kampfer	2,948,903	798,750	177,500	44,215	1,928,438
Ian P. Lawee	2,233,640	725,400	171,600	50,952	1,285,688

(1)

Reflects the cash severance benefits payable in the event of a qualifying termination under the Change in Control Agreements for Dr. Müller and Messrs. Jones, Bohrson and Kampfer, and Lawee. These amounts are based on the individual’s fiscal 2021 base salary.

(2)	Reflects reimbursement for continued health care benefits pursuant to COBRA, twenty-for (24) months for Dr. Müller, and eighteen (18) months for Messrs. Jones, Bohrson, Kampfer and Lawee.
(3)

The 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control. Amounts presented above for RSUs and PSUs have been calculated based on the total unvested RSUs and PSUs and the closing price of Cohu’s common stock of $38.01 on December 25, 2021, prior to the payment of associated taxes, held by Dr. Müller and Messrs. Jones, Bohrson, Kampfer and Lawee as of December 25, 2021.

Estimated Payments Upon a Qualifying Termination Not in Connection with a Change of Control

In the event of termination of employment not in connection with a change of control in the case for Dr. Müller and Messrs. Jones, Bohrson, Kampfer and Lawee by Cohu without cause, or by Dr. Müller for Good Reason as of December 25, 2021, the amounts payable to each executive officer would have been as follows:

Named Executive Officer	Total ($)	Severance ($) (1)	Medical Benefits ($) (2)
Luis A. Müller	988,452	937,500	50,952
Jeffrey D. Jones	443,968	410,000	33,968
Christopher G. Bohrson	389,488	366,000	23,488
Thomas D. Kampfer	384,476	355,000	29,476
Ian P. Lawee	345,968	312,000	33,968

(1)

Reflects the cash severance benefits payable in the event of a qualifying termination under Dr. Müller’s and Messrs. Jones’, Bohrson’s, Kampfer’s and Lawee’s respective Severance Agreement. These amounts are based on the individual’s fiscal 2021 base salary.

(2)	Reflects reimbursement for continued health care benefits pursuant to COBRA, eighteen (18) months for Dr. Müller, and twelve (12) months for Messrs. Jones, Bohrson, Kampfer and Lawee.

Other than as described above, and in the “Employment Agreements” and “Post-Employment Compensation” sections of the Compensation Discussion and Analysis, there are no other benefits or payments that would be paid to our NEOs upon resignation, severance, retirement, termination or a change in control.

Audit Matters

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that Cohu specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition

The Audit Committee of the Board of Directors is composed of three (3) independent directors, as defined in the Nasdaq listing standards, and operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are William E. Bendush (Chair), Andrew M. Caggia and Yon Y. Jorden.

Responsibilities

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and risk assessment and risk management. The Audit Committee manages Cohu’s relationship with its independent registered public accounting firm (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from Cohu for such advice and assistance.

Cohu’s management has responsibility for preparing Cohu’s financial statements and Cohu’s financial reporting process. Cohu’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on (i) the conformity of Cohu’s audited financial statements with accounting principles generally accepted in the United States, and (ii) the effectiveness of Cohu’s internal control over financial reporting.

Review with Management and Independent Registered Public Accounting Firm

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cohu’s Annual Report on Form 10-K for the year ended December 25, 2021 and Cohu’s effectiveness of internal control over financial reporting, together and separately, with management and the independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed pursuant to standards of the Public Company Accounting Oversight Board (“PCAOB”) and the applicable requirements of the SEC.

Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP any relationships that may impact their objectivity and independence, and satisfied itself as to Ernst & Young LLP’s independence.

Summary

Based upon the Audit Committee’s review and discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management, and the reports of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in Cohu’s Annual Report on Form 10-K for the year ended December 25, 2021, for filing with the SEC.

The Audit Committee appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2022 and recommends to stockholders that they ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2022.

This report is submitted by the Audit Committee.

William E. Bendush (Chair)         Andrew M. Caggia         Yon Y. Jorden

Principal Accounting Fees and Services

The following table shows the fees billed to Cohu for the audit and other services provided by Ernst & Young LLP for the years ended December 25, 2021 and December 26, 2020.

(in thousands)	2021	2020
Audit Fees (1)	$2,829	$2,723	(4)
Audit-Related Fees	-	-

Tax Fees:
Tax Compliance (2)	163	169
Tax Planning and Advice (3)	299	109
	462	278

All Other Fees	-	-

Total	$3,291	$3,001

The Audit Committee has established pre-approval policies and procedures concerning the engagement of Cohu’s independent registered public accounting firm to perform any services. These policies require that all services rendered by Cohu’s independent registered public accounting firm be pre-approved by the Audit Committee within specified, budgeted fee amounts. In addition to the approval of all audit fees in 2021 and 2020, 100% of the non-audit fees were pre-approved by the Audit Committee.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by Cohu’s independent registered public accounting firm with associated fees up to a maximum of $10,000 for any one such service, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

(1)

Audit fees represent fees for professional services provided in connection with the audit of Cohu’s financial statements and review of Cohu’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. In addition, audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of Cohu’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Tax compliance fees consisted primarily of assistance with (i) review or preparation of Cohu’s federal, state and foreign tax returns and (ii) tax return examinations.
(3)	Tax planning and advisory fees were primarily driven by legal entity consolidation and restructuring initiatives arising from the Xcerra acquisition.
(4)	Audit fees, tax compliance fees and tax planning and advice fees reported for 2020, have been adjusted for invoices received after the filing date of Cohu’s 2021 proxy statement.

Certain Relationships and Related Party Transactions

The Board is committed to upholding high legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Cohu’s preference to avoid related party transactions.

Since the beginning of the last fiscal year, there has not been nor are there currently proposed any transactions or a series of similar transactions to which Cohu was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Cohu’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Cohu is a participant and in which any of the following persons has or will have a direct or indirect interest:

●	An executive officer, director or director nominee of Cohu.
●	Any person who is known to be the beneficial owner of more than 5% of Cohu’s common stock.
●

Any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Cohu’s common stock.

●

Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Cohu’s Code of Business Conduct and Ethics. Under this Code, directors, officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Cohu’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest. Under these Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions will be disclosed in Cohu’s applicable filings with the SEC as required under SEC rules.

Other Matters

The Board is unaware of any other business to be presented for consideration at the Meeting. If, however, such other business should properly come before the Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders. The shares represented by proxies received in time for the Meeting will be voted and if any choice has been specified the vote will be in accordance with such specification.

Stockholder Proposals - 2023 Annual Meeting

Stockholders are entitled to present proposals for action, including nominations for candidates for membership on Cohu’s Board of Directors, at a forthcoming stockholders’ meeting if they comply with the requirements of the proxy rules and Cohu’s Bylaws. Any proposals intended to be presented at the 2023 Annual Meeting of Stockholders of Cohu must be received at Cohu’s offices on or before November 25, 2022 in order to be considered for inclusion in Cohu’s proxy statement and form of proxy relating to such meeting.

If a stockholder intends to submit a proposal at the 2023 Annual Meeting of Stockholders of Cohu, including nominations for candidates for membership on Cohu’s Board of Directors, which proposal is not otherwise intended to be included in Cohu’s proxy statement and form of proxy relating to such Meeting, the stockholder should provide Cohu with appropriate notice no earlier than October 26, 2022 and no later than November 25, 2022. If Cohu fails to receive notice of the proposal within such timeframe, any such proposal will be considered untimely, Cohu will not be required to consider or provide any information about the nature of the proposal in its proxy statement, and the proposal will not be submitted to the stockholders for approval at the 2023 Annual Meeting of Stockholders of Cohu.

Annual Report on Form 10-K

Copies of Cohu’s Annual Report on Form 10-K for the year ended December 25, 2021, as filed with the SEC are available to stockholders without charge upon written request addressed to Investor Relations, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. The Annual Report on Form 10-K is also available at www.cohu.com and http://www.sec.gov.

By Order of the Board of Directors, Thomas D. Kampfer Secretary

Poway, California

March 25, 2022

Voting Proposals

Proposal No. 1: Election of Directors

Cohu’s Amended and Restated Certificate of Incorporation divides the directors into three classes whose terms expire at successive annual meetings over a period of three years. One class of directors is elected for a term of three years at each annual meeting with the remaining directors continuing in office. At the meeting, two (2) Class 3 directors are standing for re-election for a term expiring in 2025. The shares represented by proxies in the accompanying form will be voted by the proxy holders in accordance with the instructions given by the voting stockholders. If no specific instructions are given, however, the shares will be voted for the election of the two (2) nominees named below. Should any nominee decline or become unable to accept nomination or election, which is not anticipated, the proxies will be voted for such substitute nominee as may be designated by a majority of the Board of Directors.

Ms. Lynne J. Camp, currently a Class 3 director, is not standing for re-election. Her term will expire at the meeting, and we thank her for her service to Cohu. Our Board is currently composed of eight members, but will be reduced to seven members, and the size of Class 3 will be reduced to two members, upon the meeting date. Each of the two (2) director nominees currently serve as a member of the Board, and there is no family relationship between the nominees, other directors or any of Cohu’s officers. The following biographies describe the skills, qualities, attributes, and experience of the nominees that led our Board to determine that it is appropriate to nominate these directors. Biographies for each of our other continuing directors are also included below.

Required Vote

Nominees that receive a majority of the votes cast for such nominee’s election (meaning the number of shares voted “For” a nominee must exceed the number of shares voted “Against” such nominee) will be elected as Directors under Proposal No. 1. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote √ “FOR” the nominees named below.

Directors Whose Term Expires in 2025 (if elected) - Class 3

Steven J. Bilodeau Director since 2009 Age 63 Board Committees: Compensation Committee (Chair) Nominating and Governance

Business Experience and Other Directorships

Mr. Bilodeau is the retired President and Chief Executive Officer of Standard Microsystems Corporation (“SMSC”), a semiconductor manufacturer, where he served from 1999 until 2008. Mr. Bilodeau served as a director of Maxwell Technologies from May 2016 and was appointed Chairperson in May 2017 until its sale to Tesla in May 2019. Mr. Bilodeau also served as a director of SMSC from 1999 until 2012, and as SMSC’s Chairperson of the Board from 2000 until 2012. Mr. Bilodeau also previously served as a director of NuHorizons Electronic Corp., Conexant Systems, Inc. and Gennum Corporation.

Experience Qualifications and Attributes

We believe Mr. Bilodeau’s qualifications to sit on our Board include his extensive board and executive, including CEO, experience in the high technology and semiconductor industries and his knowledge of international operations, business strategy and corporate governance. Mr. Bilodeau was first appointed Lead Independent Director of the Board in May 2018.

James A. Donahue Director since 1999 (non-executive Director since 2015) Age 73

Business Experience and Other Directorships

Mr. Donahue has been the non-executive Chairperson of Cohu since December 24, 2015. Prior to this he served as Executive Chairperson of Cohu from December 28, 2014 to December 24, 2015, and as Chairperson of the Board from 2010 until 2014. Mr. Donahue was President and Chief Executive Officer of Cohu from 2000 to 2014, and President and Chief Operating Officer of Cohu from 1999 to 2000. He also served concurrently as President of Delta Design, Inc., a wholly owned subsidiary of Cohu from 1983 to 2010. Mr. Donahue also previously served as a director of SMSC from 2003 until 2012.

Experience Qualifications and Attributes

We believe Mr. Donahue’s qualifications to sit on our Board include his extensive board and executive, including CEO, experience in the semiconductor equipment industry and broad knowledge of business development and strategy, corporate governance and operations.

Information Concerning Other Continuing Directors Not Standing for Election in 2022

Directors Whose Term Expires in 2023 - Class 1

William E. Bendush Director since 2011 Age 73 Board Committees: Audit Committee (Chair) Nominating and Governance

Business Experience and Other Directorships

Mr. Bendush is the retired Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation (“AMCC”), a communications semiconductor company where he served from 1999 to 2003. Mr. Bendush was a director of Microsemi Corp. from 2003 until the company was acquired in 2018, and previously was a director of Conexant Systems, Inc.

Experience Qualifications and Attributes

We believe Mr. Bendush’s qualifications to sit on our Board include his extensive board and executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Bendush qualifies as an “audit committee financial expert” under SEC guidelines.

Nina L. Richardson Director since 2019 Age 63 Board Committees: Compensation Committee Other Current Public Company Boards: Eargo, Inc., Resideo Technologies Inc., Silicon Laboratories Inc.

Business Experience and Other Directorships

Ms. Richardson served as chief operating officer of GoPro, Inc. from February 2013 to February 2015. Prior to that, she held several executive positions of increasing responsibility at Flex Ltd., a global electronics and manufacturing service provider. Currently, she serves as managing director of Three Rivers Energy, Inc., a company she co-founded in 2004, and she has been an independent consultant since March 2015. Ms. Richardson also currently serves as a director of Silicon Laboratories Inc., a position she has held since January 2016; as a director of Resideo Technologies, Inc., a position she has held since October 2018; and as a director of Eargo, Inc., a position she has held since September 2020. She previously served as a director at Zayo Group Holdings, Inc. (2015 to 2018), Callidus Software, Inc. (2017 to 2018) and Silicon Graphics International Corp. (“SGI”) (2016).

Experience Qualifications and Attributes

We believe Ms. Richardson’s qualifications to sit on our Board include her extensive board and executive experience in engineering, manufacturing, sales, supply chain management and global operations. She has held executive positions in a variety of industry sectors including consumer electronics, technology, and manufacturing.

Directors Whose Term Expires in 2024 - Class 2

Andrew M. Caggia Director since 2014 Age 73 Board Committees: Audit Committee Nominating and Governance (Chair)

Business Experience and Other Directorships

Mr. Caggia is the retired Senior Vice President and Chief Financial Officer of SMSC, where he worked from 2000 until his retirement in 2006. Mr. Caggia also served as a director of SMSC from 2001 until its purchase by Microchip Technology Incorporated in 2012. Prior to SMSC, Mr. Caggia was Senior Vice President and Chief Financial Officer of General Semiconductor, Inc. from 1997 to 2000.

Experience Qualifications and Attributes

We believe Mr. Caggia’s qualifications to sit on our Board include his extensive executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Caggia qualifies as an “audit committee financial expert” under SEC guidelines.

Yon Y. Jorden Director since 2021 Age 67 Board Committees: Audit Committee Other Current Public Company Boards: Alignment Healthcare, Inc., Capstone Green Energy Corp.

Business Experience and Other Directorships

Ms. Jorden is the retired Executive Vice President and Chief Financial Officer of AdvancePCS, a position she held from 2002 to 2004. Prior to that she served as chief financial officer of three other publicly traded companies: Informix, Oxford Health Plans and WellPoint, Inc. She currently serves as a director of Capstone Green Energy, a position she has held since April 2017; as a director of Alignment Healthcare, Inc., a position she has held since January 2022, and as a director for the not-for-profit Methodist Health System, a position she has held since 2008. She previously served as a director at Maxwell Technologies (2008 to 2017), BioScrip (2014 to 2015), Magnetek, Inc. (2004 to 2013) and U.S. Oncology (2008 to 2010).

Experience Qualifications and Attributes

We believe Ms. Jorden’s qualifications to sit on our Board include her extensive board and financial executive experience across several industries and her experience with financial accounting matters for complex global organizations. Ms. Jorden qualifies as an “audit committee financial expert” under SEC guidelines. She is also a board leadership fellow of the National Association of Corporate Directors, demonstrating her commitment and leadership as a board member.

Luis A. Müller Director since 2014 Age 52 Other Current Public Company Boards: Celestica Inc.

Business Experience and Other Directorships

Dr. Müller has been the President and Chief Executive Officer of Cohu since December 28, 2014. He also currently serves as a director of Celestica Inc., a position he has held since August 2021. His previous roles at Cohu include serving as President of Cohu’s Semiconductor Equipment Group (“SEG”) from 2011 to 2014; Managing Director of Rasco GmbH from 2009 to 2011; Vice President of Delta Design’s High Speed Handling Group from 2008 to 2009; and Director of Engineering at Delta Design from 2005 to 2008. Prior to joining Cohu, Dr. Müller spent nine years at Teradyne Inc., where he held management positions in engineering and business development.

Experience Qualifications and Attributes

We believe Dr. Müller’s qualifications to sit on our Board include his extensive executive, including CEO, experience in the semiconductor equipment industry, broad knowledge of business development and strategy, semiconductor technologies, corporate governance and international operations.

Proposal No. 2: Advisory Vote to Approve Named Executive Compensation

At our 2017 annual meeting, our Board recommended and our stockholders approved holding an advisory vote on the compensation of our NEOs every year. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to cast an advisory vote to approve the compensation of our NEOs as described in this proxy statement.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our NEOs as disclosed in the proxy statement for the 2021 Annual Meeting of Stockholders. At our 2021 Annual Meeting, our stockholders approved the proposal, with approximately 99% of the votes cast voting in favor of the proposal.

We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the NEOs. This year, we are again asking our stockholders to vote “FOR” the compensation of our NEOs as disclosed in this proxy statement.

Compensation Program and Philosophy

As described under the Compensation Discussion and Analysis section of this proxy statement (the “CD&A”), the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

●	To pay for performance,
●	To attract, motivate and retain talented executive officers,
●	To motivate progress toward Company-wide financial and business objectives while balancing rewards for short- term and long-term performance; and
●	To align the interests of our executive officers with those of stockholders.

We urge stockholders to read the CD&A beginning on page 21 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has contributed to Cohu’s recent and long-term success.

Required Vote

A majority of the votes cast is required to approve Proposal No. 2. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

For the above reasons, we are asking our stockholders to indicate their support for the compensation of our NEOs as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders of Cohu approve, in a non-binding vote, the compensation of Cohu’s NEOs as disclosed pursuant to the CD&A, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the proxy statement relating to Cohu’s 2022 Annual Meeting of Stockholders.”

Even though this say-on-pay vote is advisory and therefore will not be binding on Cohu, the Compensation Committee and the Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our NEOs, we will consider our stockholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

The Board of Directors unanimously recommends a vote √ “FOR” approval, on an advisory basis, of the resolution on executive compensation.

Proposal No. 3: Approve an Amendment to our Amended and Restated Certificate of Incorporation Increasing the Number of Authorized Shares of Common Stock from 60,000,000 to 90,000,000 Shares

We are seeking stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation that would increase the number of authorized shares of common stock from 60,000,000 to 90,000,000 shares. The proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) is attached hereto as Appendix B.

The newly authorized shares of common stock would have the same rights as the currently outstanding shares of our common stock. As of March 1, 2022, 48,563,962 shares of our common stock were issued and outstanding, 1,473,999 shares were subject to existing awards under our equity compensation plans, and 1,882,889 shares of our common stock were reserved for future issuance under our equity compensation plans. Accordingly, 51,920,850 (or 86.53%) of the 60,000,000 authorized shares of our common stock are currently issued or reserved while only 8,079,150 (or 13.47%) of the authorized shares of our common stock remain available for future issuance.

We believe that it would be prudent and advisable to have the additional shares available to provide additional flexibility regarding the potential use of shares of common stock for business and financial purposes in the future. Having an increased number of authorized but unissued shares of common stock would allow us to take prompt action with respect to corporate opportunities that may arise, without the delay and expense of convening a special meeting of stockholders for the purpose of approving an increase in our authorized shares. The additional shares could be used for various purposes without further stockholder approval. These purposes may include: (i) raising capital, if we have an appropriate opportunity, through offerings of common stock or securities that are convertible into common stock; (ii) expanding our business through potential strategic transactions, including mergers, acquisitions, and other business combinations or acquisitions of new technologies or products; (iii) establishing strategic relationships with other companies; (iv) exchanges of common stock or securities that are convertible into common stock for other outstanding securities; (v) providing equity incentives to attract and retain employees, officers or directors; and (vi) other purposes. However, at this time, beyond ongoing equity grants under our equity compensation plans in the ordinary course of business, we have no imminent plans, arrangements or understandings for any transactions that would involve the issuance of such additional authorized shares.

If the proposed amendment is approved by our stockholders, the additional authorized shares of common stock would have rights identical to our currently outstanding common stock. Our Amended and Restated Certificate of Incorporation also currently authorizes the issuance of 1,000,000 shares of preferred stock, none of which are issued or outstanding.

The proposed amendment to our Amended and Restated Certificate of Incorporation would not change the authorized number of shares of preferred stock. Future issuances of shares of common stock or securities convertible into shares of common stock could have a dilutive effect on our earnings per share, book value per share and the voting interest and power of current stockholders since holders of common stock are not entitled to preemptive rights.

SEC rules require disclosure of the possible anti-takeover effects of an increase in authorized capital stock and other charter and bylaw provisions that could have an anti-takeover effect. Although we have not proposed the increase in the number of authorized shares of common stock with the intent of using the additional shares to prevent or discourage any actual or threatened takeover of the Company, under certain circumstances, such shares could have an anti-takeover effect. The additional shares could be issued to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company or could be issued to persons allied with the Board or management and thereby have the effect of making it more difficult to remove directors or members of management by diluting the stock ownership or voting rights of persons seeking to affect such a removal. Accordingly, if the proposed amendment is approved, the additional shares of authorized common stock may render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of common stock, or the replacement or removal of members of the Board or management.

Following stockholder approval of this proposal, the authorized share increase would be implemented by our filing the Certificate of Amendment with the Secretary of State of the State of Delaware. However, at any time prior to the effectiveness of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, the Board reserves the right to abandon this proposal and to not file the Certificate of Amendment, even if approved by the stockholders of the Corporation, if the Board, in its discretion, determines that such amendment is no longer in the best interests of the Corporation or its stockholders.

Required Vote

A majority of the issued and outstanding shares of the company’s common stock as of the record date is required to approve Proposal No. 3. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion.

Recommendation of the Board

The Board of Directors unanimously recommends a vote √ “FOR” approval of an amendment to our Amended and Restated Certificate of Incorporation

increasing the number of authorized shares of common stock

from 60,000,000 to 90,000,000 shares.

Proposal No. 4: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Ernst & Young LLP served as Cohu’s independent registered public accounting firm for the fiscal year ended December 25, 2021, and also provided certain tax services. See “Principal Accounting Fees and Services” on page 50. Representatives of Ernst & Young LLP are expected to attend the Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement. Ernst & Young LLP (or its predecessor firms) has been Cohu’s independent registered public accounting firm since 1956. Our Board recommends that the stockholders approve the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 31, 2022. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

Required Vote

A majority of the votes cast is required to approve Proposal No. 4. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion.

Recommendation of the Board

The Board of Directors unanimously recommends a vote √ “FOR”

the ratification of the appointment of Ernst & Young LLP as

Cohu’s independent registered public accounting firm

for the fiscal year ending December 31, 2022.

Voting and Meeting Information

General Information

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Cohu, Inc., a Delaware corporation (“Cohu”), of your proxy for use at the 2022 Annual Meeting of Stockholders to be held on Wednesday, May 4, 2022, at 1:00 p.m. Pacific Time (the “Meeting”). The Meeting will be a completely ‘‘virtual meeting’’ of stockholders. You will be able to attend the Meeting as well as vote and submit your questions during the live webcast of the Meeting by visiting www.virtualshareholdermeeting.com/COHU2022 and entering the 16-digit control number included in our notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

Electronic Distribution

We are furnishing our proxy materials to our stockholders over the internet using “Notice and Access” delivery. Electronic delivery is faster, convenient, economical and more environmentally friendly. On or about March 25, 2022 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and the Cohu 2021 Annual Report via the Internet and how to vote your proxy. If you received the Notice of Internet Availability of Proxy Materials, you will not automatically receive a printed copy of Cohu’s proxy materials in the mail. If you would like to receive a printed copy, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

Voting

On March 14, 2022, the record date fixed by our Board of Directors (the “Board”), Cohu had outstanding 48,563,962, shares of common stock. Only stockholders of record as of the close of business on March 14, 2022, will be entitled to vote at the Meeting and any adjournment thereof. We encourage you to read the entire Proxy Statement for more information prior to voting.

Voting Procedures

As a stockholder of Cohu, you have a right to vote on certain business matters affecting Cohu. This proxy statement relates only to the solicitation of proxies from the stockholders with respect to the election of the two (2) Class 3 directors nominated by the Board, an advisory vote on named executive officer compensation, to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock, and ratification of the appointment of Cohu’s independent registered public accounting firm. Each share of Cohu’s common stock you own entitles you to one vote for each proposal.

Methods of Voting

If you are a Cohu stockholder of record, you may vote by following the Internet voting instructions on your Notice of Internet Availability of Proxy Materials. If you received a Notice of Internet Availability of Proxy Materials on how to access the proxy materials via the Internet, a proxy card was not sent to you, and you may vote only via the Internet, unless you have requested a paper copy of the proxy materials, in which case, you may also vote by telephone or by signing, dating and returning your proxy card. Shares cannot be voted by marking, writing on and returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

If you are a stockholder of record and return a signed proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the named nominees for Class 3 director, FOR the advisory vote to approve named executive officer compensation, FOR the approval of the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock, and FOR the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal year 2022, and in the discretion of the proxies (as defined below) as to other matters that may properly come before the Meeting.

If you are a beneficial owner of shares, your broker, bank, trustee, or other nominee may make telephone or Internet voting available to you. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, trustee, or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

Voting over the Internet. If you are a stockholder of record, to vote over the Internet, please follow the instructions included on your Notice of Internet Availability of Proxy Materials.

Voting by Mail. If you are a stockholder of record and have requested a paper copy of the proxy materials you may vote by mail by signing and returning the proxy card in the prepaid and addressed envelope provided. If you do that, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting. In this way, your shares will be voted if you are unable to attend the Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone. If you have requested a paper copy of the proxy materials you may vote by telephone by following the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting in Person at the Virtual Meeting. The Meeting will be held entirely online to allow for greater participation. Stockholders may participate in the Meeting by visiting the following website: www.virtualshareholdermeeting.com/ COHU2022. To participate in the Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Meeting; however, you may not vote beneficially held shares electronically at the Meeting unless you receive a valid proxy from your bank, brokerage firm, broker dealer or other nominee holder and those institutions will likely require your instructions to be submitted before the deadline listed above. Even if you plan to attend the Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Meeting.

Log in Instructions. To attend the Meeting, please log in at www.virtualshareholdermeeting.com/COHU2022. Stockholders as of the record date will need their unique 16-digit control number, which appears on the Notice and the instructions that accompanied the proxy materials, in order to be able to be able to submit a question or vote at the Meeting. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you may gain access to the Meeting by following the instructions in the voting instruction card provided by your bank, broker or other nominee.

Submitting Questions Prior To or at the Meeting. If you would like to submit a question to be addressed during the question and answer portion of the Meeting, you may do so in advance at www.virtualshareholdermeeting.com/ COHU2022, or you may type it into the dialog box provided at any point during the Meeting (until the floor is closed to questions). We intend to answer questions submitted prior to or during the Meeting that are pertinent to the Cohu and the Meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

Technical Assistance. Beginning approximately thirty minutes prior to the start of and during the Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the Meeting. If you encounter any difficulties accessing the Meeting during the check-in or during the Meeting, please call the technical support number that will be posted on the Meeting website log-in page.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Meeting. In order to do this as a stockholder of record, you must:

●	Enter a new vote over the Internet, by telephone or by signing and returning another proxy card bearing a later date;
●	Provide written notice of the revocation to Cohu’s Secretary; or
●	Attend the Meeting and vote in person.

If you are the beneficial owner of your shares (shares registered in the name of a broker, bank or other nominee), you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, March 14, 2022, must be present in person or represented by proxy in order to hold the Meeting and to conduct business. Your shares are counted as being present at the Meeting if you appear in person at the Meeting or if you vote your shares over the Internet, by telephone or by submitting a properly executed proxy card. Proxies marked as abstaining on any matter and broker non- votes (as described below) will be counted as present for the purpose of determining a quorum.

Votes Required for the Proposals

For Proposal No. 1, Cohu utilizes a majority voting standard in uncontested elections of directors. In an uncontested election, a director nominee must receive a majority of the votes cast for such nominee’s election (meaning the number of shares voted “For” a nominee must exceed the number of shares voted “Against” such nominee) in order to be elected. If the number of shares voted “Against” a director exceeds the number of shares voted “For” such director in any election, then the director nominee(s) would be requested to submit a letter of resignation and the Board would decide, through a process managed by the Nominating and Governance Committee, whether to accept the resignation. A contested election will generally include any situation in which Cohu receives a notice that a stockholder has nominated a person for election to the Board at a meeting of stockholders. A plurality voting standard continues to apply in contested director elections.

The affirmative vote of a majority of the shares of Cohu common stock cast at the Meeting is required for approval of the advisory vote on named executive compensation (Proposal No. 2), and the ratification of the appointment of Cohu’s independent registered public accounting firm (Proposal No. 4). The affirmative vote of a majority of the issued and outstanding shares of the company’s common stock as of the record date is required to approve Proposal No. 3.

Broker Non-Votes

Broker non-votes are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on “routine” matters, which include the approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock (Proposal No. 3), and the ratification of the appointment of Cohu’s independent registered public accounting firm (Proposal No. 4). Your broker will not have discretion to vote on any of the other matters, which are deemed “non-routine” matters, absent direction from you. Accordingly, shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Proposals No. 1 and No. 2 and will not affect the outcome of these proposals. We strongly encourage you to provide instructions to your broker regarding the voting of your shares.

Abstentions

Abstentions will have no effect on the election of directors (Proposal No. 1). Abstentions will be treated as being present and entitled to vote on the approval of the advisory vote on named executive compensation (Proposal No. 2), the approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock (Proposal No. 3), and the ratification of the appointment of Cohu’s independent registered public accounting firm (Proposal No. 4) and, therefore, will have the effect of votes “Against” on Proposals 2, 3, and 4.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Such information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the Meeting and will be posted shortly after the Meeting on our website at www.cohu.com. Voting results will also be published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days of the Meeting. After the reports are filed, you may obtain a copy by:

●	Visiting our website at www.cohu.com;
●	Contacting our Investor Relations department at (858) 848-8106; or
●	Viewing our Form 8-K on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

Cohu will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Cohu’s officers, directors and regular employees will not receive additional compensation for such proxy solicitation services. Cohu may engage, as necessary, an outside solicitor in connection with this proxy solicitation. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

Householding

Under “householding,” stockholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability of Proxy Materials unless one or more of these stockholders notifies us that they wish to receive individual copies. Stockholders who participate in householding will continue to be able to request and receive separate proxy cards. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding but you and other stockholders of record with whom you share an address received multiple copies of the Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of the Notice for your household, please contact: Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, CA 92064-6817 or by telephone at 858-848-8119. If you participate in householding and wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies in the future, please contact Cohu’s Corporate Secretary as indicated above. Upon request, we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. Beneficial owners can request information about householding from their broker, banks, trustee, or other nominee.

********************************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2022

This proxy statement and Cohu’s Fiscal Year 2021 Annual Report are both available at http://materials.proxyvote.com/192576 and www.cohu.com

Appendices

Appendix A

Non-GAAP Financial Measures

This Proxy Statement includes references to non-GAAP Net Income, EPS, Gross Profit and Pre-tax Income. These financial measures differ from such figures prepared under generally accepted accounting principles (GAAP) by adjusting Cohu’s actual results prepared under GAAP to exclude charges and the related income tax effect for: share-based compensation, the amortization of acquired intangible assets, restructuring costs, manufacturing transition and severance costs, acquisition-related costs and associated professional fees, fair value adjustment to contingent consideration, reduction of indemnification receivable, amortization of favorable/unfavorable lease adjustments and purchase accounting inventory step-up included in cost of sales. Reconciliations of GAAP to non-GAAP amounts for the periods presented herein are provided below and should be considered together with the Condensed Consolidated Statements of Income. Human Resources and the Compensation Committee utilized these non-GAAP measure in evaluating compensation decisions in 2021 to benchmark compensation decisions based on measures utilized by management and the Board in evaluating Cohu’s performance.

These non-GAAP measures are not meant as a substitute for GAAP but are included for informational and comparative purposes. Cohu’s management believes that this information can assist investors in evaluating Cohu’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate Cohu’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for (or superior to) corresponding, similarly captioned, GAAP measures.

A reconciliation of these non-GAAP measures to GAAP is as follows:

Net income reconciliation (in thousands)	Twelve Months Ended December 25, 2021	Diluted EPS
Net income from continuing operations - GAAP basis	$167,325	$3.45
Share-based compensation	13,792	0.28
Amortization of purchased intangible assets	35,414	0.73
Restructuring charges related to inventory adjustments in cost of sales	(558)	(0.01)
Restructuring charges	1,833	0.04
Manufacturing transition and severance costs	(9)	(0.00)
Impairment charges	100	0.00
Gain on sale of PCB Test business	(70,815)	(1.46)
PP&E step-up included in SG&A	435	0.01
Reduction of indemnification receivable	75	0.00
Payroll taxes related to accelerated vesting of share-based	300	0.01
Tax effect of non-GAAP adjustments	7,194	0.15
Net income - non-GAAP basis	$155,086	$3.20
Weighted average diluted shares used in computing income (loss) per shares:
GAAP-basis		48,460
Non-GAAP basis		48,460

Gross Profit Reconciliation (in thousands)	Twelve Months Ended December 25, 2021
Net sales	$887,214

Gross profit - GAAP basis (1)	$386,961
Share-based compensation	828
Restructuring charges related to inventory adjustments in cost of sales	(558)
Manufacturing transition and severance costs	(7)
Gross profit - non-GAAP basis	$387,224

(1) Excludes amortization of $27,508 for the twelve months ending December 25, 2021.

GAAP gross profit (as a % of net sales)	43.6%
Non-GAAP gross profit (as a % of net sales)	43.6%

Pretax income reconciliation (in thousands)	Twelve Months Ended December 25, 2021
Pretax income - GAAP basis	$192,344
Share-based compensation	13,792
Amortization of purchased intangible assets	35,414
Restructuring charges related to inventory adjustments in cost of sales	(558)
Restructuring charges	1,833
Manufacturing transition and severance costs	(9)
Impairment charges	100
Gain on sale of PCB Test business	(70,815)
PP&E step-up included in SG&A	435
Reduction of indemnification receivable	75
Payroll taxes related to accelerated vesting of share-based	300
Pretax income - non-GAAP basis	$172,911

Pretax income - GAAP basis (as a % of net sales)	21.7%
Pretax income - non-GAAP basis (as a % of net sales)	19.5%

Appendix B

Proposed Amendment to the Cohu, Inc. Amended and Restated Certificate of Incorporation

Cohu, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND: Pursuant to the Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation by deleting the first paragraph of ARTICLE FOURTH and substituting a new first paragraph to read in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 91,000,000 shares, of which 1,000,000 shares shall constitute Preferred Stock having a par value of $1.00 per share and 90,000,000 shares shall constitute Common Stock having a par value of $1.00 per share.”

THIRD: This Certificate of Amendment has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

COHU, INC.
ATTN: VICKIE SERVIS
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/COHU2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D72708-P67120 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

COHU, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. Steven J. Bilodeau	☐	☐	☐
1b. James A. Donahue	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. Advisory vote to approve Named Executive Officer compensation, or "Say-on-Pay."	☐	☐	☐
3. Approve an amendment to Cohu's Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 60,000,000 to 90,000,000 shares.	☐	☐	☐
4. Ratification of the appointment of Ernst & Young LLP as Cohu's independent registered public accounting firm for fiscal year 2022.	☐	☐	☐

NOTE: To act upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

D72709-P67120

COHU, INC.
Annual Meeting of Stockholders
May 4, 2022 1:00 PM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Luis A. Müller and Jeffrey D. Jones, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COHU, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM PDT on May 4, 2022, virtually at www.virtualshareholdermeeting.com/COHU2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side